UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Cal Dive International, Inc.

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CAL DIVE INTERNATIONAL, INC.
2500 CityWest Boulevard
Houston, Texas 77042
Telephone: (713) 361-2600

April 2, 2014

Dear Stockholder:
You are cordially invited to join us at our 2014 Annual Meeting of Stockholders to be held on Tuesday, May 13, 2014 at 9:00 a.m. (Central Daylight Time) at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.
The attached Notice of Annual Meeting and Proxy Statement describe the matters proposed by your Board of Directors to be considered and voted upon by our stockholders at the Annual Meeting.
Cal Dive is once again taking advantage of the Securities and Exchange Commission's Notice and Access proxy rule, which allows companies to furnish proxy materials via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder.  We believe this approach provides our stockholders with the proxy materials they need while reducing printing and postage costs and reducing the environmental impact of our Annual Meeting.  We have sent a Notice of Internet Availability of Proxy Materials to all stockholders who have not previously elected to receive a printed set of proxy materials.  The Notice contains instructions on how to access our Proxy Statement and Annual Report to Stockholders, as well as how to vote online, by telephone or in person at the 2014 Annual Meeting.
Your Vote is Important. Regardless of the number of shares of our stock that you own, it is important that your shares be represented and voted at the Annual Meeting.  Please vote your shares by Internet or telephone, or, if you received a printed set of materials by mail, by returning the accompanying proxy card, as soon as possible to ensure that your shares are voted at the Annual Meeting.  Further instructions on how to vote your shares can be found in our Proxy Statement.
Thank you for your continuing support of our company.

Sincerely,

Quinn J. Hébert
Chairman of the Board

CAL DIVE INTERNATIONAL, INC.
NOTICE OF 2014 ANNUAL MEETING
OF STOCKHOLDERS

TO THE STOCKHOLDERS OF CAL DIVE INTERNATIONAL, INC.:

The 2014 Annual Meeting of Stockholders will be held at 9:00 a.m. (CDT) on Tuesday, May 13, 2014 at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, to consider the following matters:
1.	To elect one Class II Director, to serve a three-year term expiring at our 2017 annual meeting;

2.	To hold an advisory vote to approve the compensation of our Named Executive Officers;

3.	To ratify our Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

4.	To transact such other business as may properly be considered at the Annual Meeting or any adjournment thereof.
If you were a stockholder as of the close of business on March 14, 2014, you are entitled to vote at the Annual Meeting and at any adjournment thereof.

Once again, instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we are providing access to these materials via the Internet.  This reduces the amount of paper necessary to produce these materials, as well as the costs associated with printing and mailing these materials to all stockholders.  On April 2, 2014, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of March 14, 2014, and posted our proxy materials on our website as described in the Notice.  As more fully described in the Notice, all stockholders may choose to access our proxy materials on our website or may request a printed set of our proxy materials.  In addition, the Notice and website provide information regarding how you may request to receive printed proxy materials on an ongoing basis.

If you received a printed copy of the materials, we have enclosed a copy of our 2013 Annual Report to Stockholders with this notice and Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Lisa M. Buchanan
Corporate Secretary
Houston, Texas
 April 2, 2014

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares. You may vote by telephone or through the Internet, or, if you received printed materials, by completing, signing and returning the accompanying proxy card following the instructions provided in these proxy materials so that your shares may be voted in accordance with your wishes.

CAL DIVE INTERNATIONAL, INC.
2500 CityWest Boulevard
Houston, Texas 77042
Telephone: (713) 361-2600

PROXY STATEMENT
Annual Meeting of Stockholders
May 13, 2014

We are providing these proxy materials in connection with the solicitation on behalf of our Board of Directors of proxies to be voted at our Annual Meeting of Stockholders to be held on May 13, 2014, and at any adjournment of the Annual Meeting.  The Annual Meeting will be held at our corporate offices located at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.  These proxy materials are first being made available to stockholders on or about April 2, 2014.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board has set March 14, 2014 as the record date for the Annual Meeting. If you owned our common stock at the close of business on March 14, 2014, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you owned on the record date on each of the matters presented for a vote of the stockholders at the Annual Meeting.
How many shares must be present to hold the Annual Meeting?

The holders of a majority of our outstanding shares of common stock as of the record date must be present, in person or represented by proxy, at the Annual Meeting in order to constitute a quorum, hold the meeting and conduct business. On the record date, there were 98,747,803 shares of our common stock issued and outstanding. Your shares will be counted as present at the Annual Meeting if you:
●   are present in person at the Annual Meeting;
●   have properly submitted a proxy card; or
●   have voted using the telephone or Internet in accordance with the instructions provided in these materials.
What matters will be voted on at the Annual Meeting?

The only matters currently scheduled to be voted on at the Annual Meeting are: (i) the election of one "Class II" Director, to serve a three-year term expiring at our 2017 annual meeting; (ii) an advisory vote to approve the compensation of our Named Executive Officers (the "say-on-pay" proposal); and (iii) the ratification of our Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 (the "ratification of selection of our auditors").  We will also consider any other business that properly comes before the Annual Meeting in accordance with Delaware law and our By-laws, as described in more detail under "Other Information – Proposals and Director Nominations for 2015 Stockholders' Meeting" below.  The Chairman of the Annual Meeting may refuse to allow presentations of a stockholder proposal or a nomination for election to the Board from the floor of the Annual Meeting if the proposal or nomination was not properly and timely submitted in advance of the meeting.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be considered or acted upon at the Annual Meeting.  If you sign and send in the proxy card or vote by telephone or through the Internet, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our By-laws.
How many votes are required to approve each proposal? How are votes counted?  How does the Board recommend I vote?

The following chart explains what your voting options are with regard to each matter proposed in this Proxy Statement, how we recommend that you vote, and what vote is required for that proposal to be approved.
Proposal	Your Voting Options	Board's Recommendation	Vote Required for Approval
Election of director	You may vote "FOR" the nominee or choose to "WITHHOLD" your vote from the nominee.	The Board recommends you vote FOR the nominee.	plurality of the votes cast by holders of common stock present in person or represented by proxy and entitled to vote on the election of directors*
Say-on-pay (advisory)	You may vote "FOR" or "AGAINST" this proposal or "ABSTAIN" from voting.	The Board recommends you vote FOR approval of our executive compensation as disclosed in this proxy statement.	affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal
Ratification of selection of our auditors	You may vote "FOR" or "AGAINST" this proposal or "ABSTAIN" from voting.	The Board recommends you vote FOR ratification of our selection of Ernst & Young LLP as our auditors for 2014.	affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal
_________________
*Assuming that a quorum is present at the Annual Meeting, the director nominee receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as a director.

What are the effects of abstentions and broker non-votes on each proposal?

Abstentions will be treated as present for purposes of determining a quorum, but abstentions will have no effect on the director election, and will have the effect of a vote "AGAINST" the say-on-pay proposal and the ratification of selection of our auditors.

If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a "broker non-vote").  In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but may not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal.  Under New York Stock Exchange ("NYSE") rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the ratification of the selection of our auditors.  However, they do not have discretionary authority to vote, without instructions, on the director election, or the say-on-pay proposal.  Thus, broker non-votes will have no effect on either the director election or the say-on-pay proposal, because the broker has not received instructions from the beneficial owner as to how to vote the shares and therefore these shares are not entitled to vote on those specific matters.
How do I vote my shares without attending the meeting?

Whether you hold shares directly or in street name, you may direct the vote of your shares without attending the Annual Meeting. If you are a stockholder of record, you may vote by designating another person, called a proxy, to vote the stock you own by delivery of a properly executed proxy card or by using the telephone or Internet in accordance with the instructions provided herein.  If you deliver a properly executed proxy card or vote by telephone or through the Internet, your shares will be voted at the Annual Meeting in accordance with the directions you have given, unless you revoke the proxy card or your telephone or Internet vote prior to its exercise at the Annual Meeting.  For shares held in street name, you may vote by submitting voting instructions to your broker or other nominee.
If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are the stockholder of record with respect to these shares and you will have received a Notice of Internet Availability of Proxy Materials directly from Wells Fargo instructing you where to access the Proxy Statement, Annual Report and proxy card (the "Proxy Materials") as well as instructions for voting your shares.  Please carefully consider the information contained in the Proxy Materials, then complete your proxy online or, if you received a paper copy of the Proxy Materials, complete, date, sign and return the proxy card promptly so that your shares may be voted in accordance with your wishes.  If you are a stockholder of record, you may vote by telephone by dialing toll-free 1-866-883-3382, or through the Internet by going to www.proxypush.com/dvr and following the instructions provided to you, until 11:59 p.m. Central Daylight Time on May 12, 2014.  If you are a stockholder of record who received a paper copy of our Proxy Materials, you may also vote by mail by signing and dating the proxy card and mailing it to Wells Fargo using the postage pre-paid, pre-addressed envelope included in the printed Proxy Materials.  You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should sign your name and indicate such title or capacity.
If you sign and submit your proxy card without voting instructions, your shares will be voted "FOR" the director nominee, "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers and "FOR" the ratification of our selection of Ernst & Young LLP as our auditors for 2014.
If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of these shares, and you should have received directions on how to complete a voting instruction card from your broker, bank or other nominee.  Please carefully consider the information contained in this Proxy Statement, then complete, date, sign and return the voting instruction card promptly so that your shares may be voted in accordance with your wishes.  For shares held in street name, you should follow the voting directions provided by your broker or other nominee.  You may complete and mail a voting instruction card to your broker or other nominee or, in most cases, submit voting instructions by telephone or through the Internet as described above.  If you provide specific voting instructions in accordance with the directions provided by your broker or other nominee, your shares should be voted by your broker or other nominee as you have directed.
How do I vote my shares in person at the meeting?

If you are a stockholder of record, to vote your shares in person at the Annual Meeting, you should bring with you to the meeting the proxy card (or use the ballot provided at the Annual Meeting) and proof of identification. If you are a beneficial owner of shares held in street name, you may vote shares held in street name in person at the Annual Meeting only if you obtain a signed "legal proxy" from the record holder (broker or other nominee) giving you the right to vote the shares and provide an account statement or letter from such broker or other nominee showing that you were the beneficial owner of the shares on the record date.

Even if you plan to attend the Annual Meeting, we encourage you to vote by completing, signing and mailing the proxy card or voting instruction card or voting by telephone or through the Internet, so your vote will be counted if you later decide not to attend the Annual Meeting.
What does it mean if I receive more than one Notice?

It means that you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return a proxy card or voting instruction card or vote by telephone or through the Internet with respect to all of your shares.
May I change my vote?

Yes, you may change your vote and revoke your proxy by:
●   Sending a written statement to that effect to our Corporate Secretary;
●   Submitting a properly signed proxy card with a later date;
●   Submitting a later vote by telephone or through the Internet; or
●   Voting in person at the Annual Meeting.
In all cases the last vote that you cast will always be the one counted as long as it is received prior to the time the polls are closed at the Annual Meeting.
If you hold shares in street name, you must follow the procedures required by your broker or other nominee to revoke or change a proxy.
May stockholders ask questions at the Annual Meeting?

Yes.  At the Annual Meeting, there will be a question and answer period during which stockholders may ask questions or make remarks directly related to the matters being voted on.  In order to ensure an orderly meeting, we ask that stockholders direct questions and comments to the Chairman.  In order to provide the opportunity to every stockholder who wishes to speak, the Chairman may limit each stockholder's remarks to two minutes.
Who will count the votes?

We have hired a third party, Wells Fargo Shareowner Services, to judge the voting, be responsible for determining whether a quorum is present, and tabulate votes cast by proxy or in person at the Annual Meeting.
Who will bear the cost for soliciting votes for the Annual Meeting?

We will bear all expenses in conjunction with this proxy solicitation, including the charges of brokers, banks and other custodians, nominees or fiduciaries for forwarding documents to beneficial security owners.  Proxies may also be solicited by mail, in person, or by telephone or by facsimile by certain of our officers, directors and employees, without extra compensation.
How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  The final voting results will be published in a current report on Form 8-K, which we will file with the Securities and Exchange Commission ("SEC") within four business days after the Annual Meeting and post on our website at www.caldive.com under Investor Relations.
Where can I obtain the annual report and other information?

We are pleased to offer stockholders the ability to review all of our Proxy Materials, including our Annual Report on Form 10-K for the year ended December 31, 2013, electronically over the Internet at our website (www.caldive.com/cal-dive-annual-meeting).  These filings may also be viewed through the SEC's website at www.sec.gov.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting, require directions to the location of the Annual Meeting in order to attend the Annual Meeting and vote in person, or would like paper copies of this document or our 2013 Annual Report to Stockholders (including our Annual Report on Form 10-K), please contact:  Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, Attention:  Corporate Secretary, telephone: (713) 361-2600, or e-mail:  corporatesecretary@caldive.com.  This Proxy Statement and our 2013 Annual Report to Stockholders are also available online at www.caldive.com/cal-dive-annual-meeting.

PROPOSAL 1:   ELECTION OF DIRECTORS
Our Board of Directors currently consists of four members and is divided into three classes with one director in each of two classes, and two directors in the third class. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years.
At this Annual Meeting, there is one board seat up for election and the Corporate Governance and Nominating Committee of our Board has recommended, and the Board has nominated, John T. Mills as its candidate for this seat.  If elected, Mr. Mills would serve until the 2017 Annual Meeting or until his successor is elected and qualified.  Mr. Mills, who currently serves as a director, first joined the Board in December 2007 in connection with our acquisition of Horizon Offshore, Inc. ("Horizon") and was re-elected to the Board by our stockholders in 2008 and 2011.
Mr. Mills has indicated a willingness to serve if elected. However, if he becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.
Information about the Company's Directors
The following section sets forth certain biographical information about each of our directors, such as the person's tenure as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve on our Board.
NOMINEE FOR DIRECTOR FOR THREE YEAR TERM ENDING IN 2017 (CLASS II):

John T. Mills Chief Financial Officer - retired Marathon Oil Corporation	Director since 2007 age 66
Mr. Mills has served on our Board since December 2007, and he serves as our lead independent director.  Prior to joining our Board, he served on the Board of Directors of Horizon from 2002 until December 2007, including as Horizon's Chairman of the Board from September 2004 until December 2007.  Mr. Mills served as Chief Financial Officer of Marathon Oil Corporation, an international oil and gas exploration and production company, from January 2002 until his retirement in December 2003.  From September 1998 until December 2001, Mr. Mills served as Senior Vice President of Finance and Administration of Marathon Oil Corporation. Prior to joining Marathon Oil Corporation, Mr. Mills served as Vice President of Taxes of USX Corporation.  Mr. Mills graduated from Ohio University with a B.A. in Economics and earned his Juris Doctor from the Ohio State University College of Law.  Mr. Mills is a member of the board of directors and audit and compensation committees of CONSOL Energy Inc.  From January 2008 through June 2010, Mr. Mills also served as a member of the board of directors, chairman of the audit committee, and member of the conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a master limited partnership.

Mr. Mills is our lead independent director, Chairman of the Audit Committee and a member of the Compensation and Corporate Governance and Nominating Committees of our Board.

Relevant Qualifications:     Accounting and legal expertise; public company senior management/CFO experience; public company board and audit committee chair experience; oil and gas industry experience; marine construction industry experience.

Mr. Mills brings to our Board the benefit of his many years of experience serving on boards of publicly traded companies engaged in our industry, including as chairman of Horizon's board, which makes him well qualified to serve as our lead independent director.  Mr. Mills' prior experience as the CFO of a publicly traded company in the oil and gas industry, as well as his current and prior service on boards and audit committees of publicly traded companies also makes him extremely well qualified to serve on our Compensation and Corporate Governance and Nominating Committees and as Chairman of our Audit Committee.

The Board unanimously recommends that you vote FOR this nominee.

DIRECTORS CONTINUING IN OFFICE UNTIL 2015 (CLASS III):

Quinn J. Hébert Chairman, President and Chief Executive Officer Cal Dive International, Inc.	Director since 2006 age 50
Mr. Hébert has served as our President and Chief Executive Officer since November 2005 and has been a member of our Board since May 2006.  He was appointed Chairman of our Board in February 2010.  From 1998 to 2005, Mr. Hébert worked for Acergy US Inc. (formerly Stolt Offshore), an international marine construction company, for the North Americas Region, serving as Vice President Commercial and U.S. General Counsel from 1998 to 1999 and as President from 1999 until 2005 (when he joined our Company).  Prior to his employment with Acergy, Mr. Hébert served as Vice President, General Counsel and Secretary of American Oilfield Divers, Inc. (also known as Ceanic Corporation), a marine construction company.  Mr. Hébert's professional career began with his service as an associate at the Jones Walker LLP law firm in New Orleans, Louisiana.  Mr. Hébert holds a Bachelor of Arts in History from Louisiana State University and a Juris Doctor from Boston College Law School.

Relevant Qualifications:     Marine construction industry experience; management and leadership skills; public company senior management/CEO experience; financial and capital markets expertise; mergers and acquisitions experience.

Mr. Hébert has served in a senior management role in companies engaged in marine construction for more than a decade and brings to our Board a strategic planning focus, significant industry knowledge and excellent leadership skills that make him particularly well qualified to serve as our Chairman of the Board.  Mr. Hébert's prior experience as a lawyer in both private and in-house practice specializing in securities law and mergers and acquisitions transactions is also highly relevant and beneficial to his service on, and leadership of, our Board.

Todd A. Dittmann Managing Director Angelo, Gordon	Director since 2006 age 46
Mr. Dittmann has served on our Board since December 2006.  He joined Angelo, Gordon in October 2013 as a Managing Director, leading the firm's energy-lending strategy.  Prior to that, Mr. Dittmann served as a Managing Director of Asset Management for Global Hunter Securities since November 2012.  He served as a Managing Director of SunTrust Bank from June 2011 until October 2012; prior to which he was a Managing Director of Imperial Capital, LLC since November 2009.  He served as a Managing Director of Petrobridge Investment Management, LLC, a private investment firm from January 2009 until its sale to Imperial Capital in November 2009.  Previously, Mr. Dittmann was a direct lender at D.B. Zwirn & Co., L.P., a senior investment banker at Jefferies & Co. and Paine Webber, and a senior bank lender at Chase Manhattan Bank and its predecessors.  Mr. Dittmann received an M.B.A. and a B.B.A. in Finance from the University of Texas at Austin.  He is a Chartered Financial Analyst.

Mr. Dittmann is the Chairman of the Corporate Governance and Nominating Committee and a member of the Audit and Compensation Committees of our Board.

Relevant Qualifications:      Accounting and finance expertise; oil and gas industry banking, investment banking and investing experience; public company board and audit committee chair experience; financial and capital markets experience.

Mr. Dittmann brings to our Board and our Audit and Compensation Committees many years of experience in banking and investing, which have been focused on companies in the energy industry.  His experience analyzing capital market and mergers and acquisitions transactions makes him particularly well qualified to serve as a member of our Audit Committee, and his experience working in investment firms has made him well qualified to serve as Chairman of our Corporate Governance and Nominating Committee, and as a member of our Compensation Committee.

DIRECTOR CONTINUING IN OFFICE UNTIL 2016 (CLASS I):

David E. Preng President and CEO Preng & Associates	Director since 2006 age 67
Mr. Preng has served on our Board since December 2006.  He has served as President and CEO of Preng & Associates, an executive search firm, since 1980.  Previously, he spent six years in the executive search industry with two international and one regional search firm.  Earlier, Mr. Preng was a division vice president and controller for Litton Industries and held accounting and supervisory positions of increasing responsibility at Shell Oil Company.  Mr. Preng was a director for nine years, including three years as lead director, of Remington Oil and Gas Corp. prior to its acquisition by Helix Energy Solutions Group, Inc. ("Helix") in July 2006.  He was an organizer of, and lead director at, Community National Bank of Bellaire from 2002 to 2012.  Mr. Preng is a founding director and current President of the National Association of Corporate Directors ("NACD") - Houston (Tri-Cities) Chapter, and is a Fellow of the Institute of Directors in London.  Mr. Preng has been a member of the Texas A&M International Advisory Board since 2003. Mr. Preng holds a Bachelor of Science in Finance from Marquette University and an M.B.A. from DePaul University.

Mr. Preng is the Chairman of the Compensation Committee and a member of the Corporate Governance and Nominating and Audit Committees of our Board.

Relevant Qualifications:     Public company board experience; oil and gas industry experience; management experience; compensation and board governance expertise.

Mr. Preng's prior and current experience serving on public company boards, and his active involvement in the NACD makes him extremely well qualified to serve on our Board and as a member of our Corporate Governance and Nominating and Audit Committees.  Mr. Preng also brings to his position as Chairman of our Compensation Committee his more than 30 years of experience in the executive search field, where he has focused on placing C-suite level officers and directors in publicly-traded companies.

Information about Executive Officers

The following information sets forth certain information about our executive officers who do not serve on the Board.
John R. Abadie, Jr. Executive Vice President and Chief Operating Officer	age 43
Mr. Abadie has served as our Executive Vice President and Chief Operating Officer since September 2011.  Mr. Abadie joined Cal Dive as Vice President – Project Management and Construction in connection with Cal Dive's acquisition of Horizon in December 2007 and was promoted to Senior Vice President - Operations in August 2011. Between 1997 and our acquisition of Horizon, Mr. Abadie served in various management positions for Horizon, including as Vice President, North America and Manager of Estimating. Mr. Abadie has worked in the international and domestic offshore construction industry since 1993. Prior to employment with Horizon, Mr. Abadie held various project management and estimating positions with J. Ray McDermott, Inc. and Offshore Pipelines International. Mr. Abadie has a Bachelor of Science in Civil Engineering from Louisiana Tech University.

Brent D. Smith Executive Vice President and Chief Financial Officer	age 39
Mr. Smith has served as our Executive Vice President, Chief Financial Officer and Treasurer since August 2010. Mr. Smith has been with the Company since February 2007, previously serving as our Vice President - Finance and before that as our Director of Finance and Investor Relations.  From January 2005 to February 2007, he served as an Assistant Controller for Helix, specializing in the areas of operational finance and accounting.  Mr. Smith has a Master of Science and Bachelor of Business Administration in Accounting from Texas A&M University. He began his career in public accounting in 1998 and is a certified public accountant licensed in the State of Texas.

Lisa Manget Buchanan Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	age 53
Ms. Buchanan has served as our Executive Vice President, General Counsel and Secretary since June 2006, and as our Chief Administrative Officer since October 2012.  Prior to that, Ms. Buchanan was a partner of the Jones Walker LLP law firm from January 1994 until June 2006.  She served the firm as an associate from September 1987 until January 1994. Ms. Buchanan holds a Bachelor of Science in Commerce from the University of Virginia and a Juris Doctor from Louisiana State University Law Center.

Other Information about the Board of Directors and its Committees and Corporate Governance

Board of Directors Independence and Leadership Structure

The Board has affirmatively determined that each of Messrs. Dittmann, Preng and Mills has no material relationships with the Company and is an "independent director," as that term is defined under NYSE Rule 303A and applicable rules under the Securities Exchange Act of 1934 (the "Exchange Act").  There were no transactions, relationships, or arrangements between any of the independent directors and the Company that would result in such directors being considered non-independent.  Our only non-independent director is Mr. Hébert due to his employment by the Company.  As required by NYSE Rule 303A, a majority of our directors are independent.
In February 2010, our Board named Mr. Hébert, our President and Chief Executive Officer, as the Chairman of the Board.  In making its decision, the Board determined that the combination of the roles of Chairman of the Board and Chief Executive Officer was the best approach for our Company at that time given the significant challenges faced by our industry.  In addition, the Board determined that having a Chairman with significant marine construction operating experience, such as Mr. Hébert, at that stage of our Company's development was important.  The Board continues to believe that having Mr. Hébert hold the combined roles creates necessary efficiencies in the management of our business during the current challenging market conditions facing our industry.
Because our Chairman is not independent, the Board has appointed a lead independent director as required by our By-laws.  Mr. Mills currently serves as our lead independent director.  In this role, Mr. Mills collaborates with our Chairman of the Board on the agendas for Board and committee meetings, prepares the agendas for executive sessions for our Board, facilitates communications between our Chairman of the Board and other members of the Board, and serves as an independent point of contact for stockholders wishing to communicate with the Board other than through our Chairman.  Mr. Mills also chairs our Audit Committee and sits on the other two of the Board's standing committees and also presides at any meetings of the Board's independent directors, other than meetings held in connection with or related to the business of a committee of the Board, and performs such other functions as the Board may direct.  In the case of an executive session of the independent directors held in connection with a meeting of a committee of the Board, the chairman of the particular committee presides.  The Board's independent directors regularly meet in executive session at the end of each Board and committee meeting.
Board of Directors' Role in Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including financial, economic and cyber-security risks, environmental and regulatory risks, operational risks, compliance risks, strategic risks, reputational and other risks, such as the impact of competition and market conditions, operational and legal risks associated with our Company's increasing international presence and the impact of weather conditions on our operations. Management is responsible for the day-to-day management of risks the Company faces, while the Board, in its entirety and through its committees, is responsible for the oversight of risk management.  In its oversight role, the Board seeks to assure that the risk management processes designed and implemented by management are sufficient and functioning as designed.
We have an enterprise risk management program designed to help us identify, capture, categorize, assess, mitigate and manage the various risks facing our business.  The members of executive management monitor and update each risk group, reassess the program and the risks identified to align with our Company's strategy, and routinely meet with other senior officers of the Company to discuss the program and the Company's risks.  The General Counsel generally administers the program, and she reports on its progress quarterly to the Audit Committee of the Board.
Each year, the Compensation Committee reviews our significant compensation programs for possible risks arising from our compensation policies and practices for our employees, including our executive officers, that, if such risk materialized, would be reasonably likely to have a material adverse effect on the Company.  During 2013, the Compensation Committee concluded that our compensation programs and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

Attendance at the Annual Meeting of Stockholders

Our Corporate Governance Guidelines encourage all directors to attend our annual stockholders meetings.  Our Board's practice is to schedule a board meeting on the same date as our annual stockholders meeting to facilitate director attendance at annual meetings of stockholders.  All of our directors attended our 2013 Annual Meeting.  Our Board will hold a regular meeting immediately following the Annual Meeting and we expect that all of the members of the Board will attend the Annual Meeting.
Stockholder Communications with the Board

The Company's Board has adopted a formal process by which stockholders and other interested parties may communicate with the Board.  The Board recommends that such persons initiate any communications with the Board in writing and send them in care of our Assistant Corporate Secretary.  Stockholders can send communications by e-mail to boardcoms@caldive.com, by fax to (713-586-7338) or by mail to Security Holder Communications to the Board, Attn:  Assistant Corporate Secretary, Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.  This centralized approach will assist the Board in reviewing and responding to stockholder and other communications in an appropriate manner.  Communications should specify whether they are directed to the attention of the Board as a whole, the independent directors as a group, the lead independent director or one or more other specific directors identified by name.  The Board has instructed our Assistant Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our Assistant Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration, with the provision that any communication that is filtered out must be made available to any director upon request.  In such cases, our Assistant Corporate Secretary may forward some of that correspondence elsewhere in the Company for review and possible response.  These procedures have been posted on the Company's website at www.caldive.com under Corporate Governance.
Board and Committee Meetings During 2013

The Board met six times during 2013.  During 2013, each director attended 75% or more of the aggregate number of meetings of the Board and Board committees on which he served.
The Board's standing committees consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Board has determined that the members of each of these committees meet the definition of an "independent director" as defined under NYSE Rule 303A as well as, in the case of the Audit Committee, Exchange Act Rule 10A-3(b)(1), and in the case of the Compensation Committee, Exchange Act Rule 10C-1(b)(1). The specific responsibilities of each committee are set forth in separate written charters, copies of which are posted on the Company's website at www.caldive.com under Corporate Governance.  A printed copy of each committee's charter is available free of charge by sending a request to the Company's Corporate Secretary at Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

The following table shows the membership of the Audit, Compensation and Corporate Governance and Nominating Committees and the number of meetings each committee held during the fiscal year ended December 31, 2013:
Committee Membership (1)	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
John B. Reed	√	√	√
David E. Preng	√	Chair	√
John T. Mills	Chair	√	√
Todd A. Dittmann	√	√	Chair
2013 committee meetings	7	4	4
 _______________________
(1)
Committee membership indicated is for 2013.  Mr. Reed voluntarily resigned from our Board and each committee on which he served, as well as from his service as our independent lead director on August 19, 2013.  Upon Mr. Reed's resignation, the Board appointed Mr. Mills as our independent lead director, and as a member of the Corporate Governance and Nominating Committee in addition to his previously held positions as Chair of our Audit Committee and a member of our Compensation Committee.  At this time, the Board also appointed Mr. Preng to the Audit Committee and Mr. Dittmann to the Compensation Committee in addition to each director's previously held committee memberships.

A brief description of the committees of the Board and certain of their respective principal functions are outlined in the following sections.  These descriptions are qualified by the full text of the respective charters of each committee, which are available as described above.
Audit Committee

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities to the stockholders, potential stockholders, the investment community and others relating to: (1) the overall integrity of the financial statements of the Company; (2) the Company's compliance with applicable legal and regulatory requirements; (3) the performance of the Company's internal audit function and independent registered public accounting firm; and (4) the independent registered public accounting firm's qualifications and independence.
The Board has determined that each member of the Audit Committee is an "independent director" within the meaning of NYSE Rule 303A and Exchange Act Rule 10A-3(b)(1), that each of the members of the Audit Committee is financially literate and that each member is an "audit committee financial expert," as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.
Compensation Committee

The Compensation Committee is appointed by the Board and has the overall responsibility for reviewing, evaluating and approving the Company's executive officer compensation, including agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee), and employee plans, policies and programs.  In addition, the Compensation Committee is responsible for reviewing, evaluating and approving director compensation. The Compensation Committee also periodically undertakes a risk assessment of the Company's compensation programs and practices. In addition, the Compensation Committee is responsible for reviewing and discussing with management the "Compensation Discussion and Analysis" (the "CD&A") portion of our Proxy Statement and based on such review and discussion, recommending to the Board that the CD&A be included in our Annual Report on Form 10-K and Proxy Statement, and issuing a Compensation Committee Report to that effect to be included in our Proxy Statement.  The Compensation Committee also has the other specific responsibilities described in its charter and for performing such other functions as the Board may assign to the Compensation Committee from time to time.

The Board has determined that each member of the Compensation Committee is an "independent" director within the meaning of NYSE Rule 303A and Exchange Act Rule 10C-1(b)(1).  In addition, each is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act and an "outside director" as defined in the regulations promulgated under the Internal Revenue Code Section 162(m).
Since 2010, the Compensation Committee has engaged Meridian Compensation Partners, LLC to provide data on the executive compensation practices of our similarly situated competitors and data relative to director compensation.  Meridian performs services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management.  As required by SEC and NYSE rules, the Compensation Committee has assessed the independence of Meridian and concluded that Meridian's work did not raise any conflicts of interest.  As provided under its charter, our Compensation Committee has and will continue to directly engage any compensation consultants that it uses in the future.  Additional information concerning our compensation consultant's role, as well as that of our executive officers, in determining executive compensation can be found in the CD&A.
Corporate Governance and Nominating Committee

The primary purpose of the Corporate Governance and Nominating Committee is to develop, implement and maintain corporate governance and business standards of our Board and the Company.  The Corporate Governance and Nominating Committee develops and recommends to the Board a set of corporate governance principles applicable to the Company, plays a leadership role in the Company's corporate governance, identifies individuals qualified to become board members consistent with criteria approved by the Board, recommends to the Board director nominees for the annual meeting of stockholders and oversees the evaluation of the Board and committees.
Director Qualifications
The Corporate Governance and Nominating Committee has established certain criteria that apply to Committee-recommended nominees for a position on our Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with our values and standards. They should have broad experience at the policy-making level in business and possess a familiarity with one or more of the industry segments in which the Company operates. They should be committed to enhancing stockholder value, should have sufficient time to carry out their duties and should provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties owed to the Company. Each director must represent the interests of all stockholders.
In addition to fulfilling the above criteria, each nominee and continuing director also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance and accounting, oil and gas exploration, construction and marketing. See "Information about the Company's Directors" for the conclusions reached by the Board as to the specific experience and skill set each director brings to the Board.
Consideration of Director Nominees — Stockholder Nominations and Recommendations
Our By-laws permit stockholders to nominate directors for consideration at our annual stockholders' meetings. Stockholders may nominate persons for election to the Board in accordance with the procedures set forth in "Other Information – Proposals and Director Nominations for 2015 Stockholders' Meeting" below.
In addition, the Corporate Governance and Nominating Committee has adopted policies and procedures for considering properly submitted stockholder recommendations for candidates for membership on the Board as described below under "Identifying and Evaluating Nominees for Directors." In evaluating such recommendations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under "Director Qualifications."  The Committee will consider only one recommendation by each stockholder or affiliated group of stockholders for each annual meeting.  A stockholder wishing to make a recommendation must send the following information in writing to our Corporate Secretary at our principal office no later than 120 days prior to the first anniversary of the date of the Proxy Statement for the prior year's annual meeting:  (i) the name, address and telephone number of the recommending stockholder; (ii) the number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held; (iii) if the stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder; and (iv) a statement by the stockholder as to whether he or she has a good faith intention to continue to hold the reported shares through the date of the annual meeting.

The notice must also include:  (i) the information regarding the proposed nominee that would be required by Regulation 14A under the Exchange Act; (ii) a description of all relationships between the proposed nominee and the recommending stockholder and any agreements between them; (iii) a description of any relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding our Company; (iv) a statement by the recommending stockholder supporting his or her view that the proposed nominee possesses at least the minimum qualifications prescribed by the Committee for nominees and describing briefly the contributions that the nominee would be expected to make to the Board and to the governance of the Company; (v) a statement as to whether the nominee would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company; and (vi) the consent of the proposed nominee to be interviewed by the Committee, and if nominated and elected, to serve as a director of the Company.  Any stockholder recommendations proposed for consideration by the Corporate Governance and Nominating Committee should be addressed to Corporate Secretary, Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.
Identifying and Evaluating Nominees for Directors
The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director.  Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, professional search firms, stockholders or other persons.  These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year.  As described above, the Corporate Governance and Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board.  Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which will generally be the first or second meeting prior to the issuance of the proxy statement for the Company's annual stockholders meeting.  If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials will be forwarded to the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board.
The Corporate Governance and Nominating Committee also seeks to promote appropriate diversity on the Board of professional background, experience, expertise, and perspective.  However, the Corporate Governance and Nominating Committee has not adopted a formal policy with regard to diversity.  The Company is also of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board's ability to work as a collective, cohesive body, while giving the Company the benefit of the familiarity and insight into the Company's affairs that its directors have accumulated over their tenure.  Accordingly, the process of the Corporate Governance and Nominating Committee for identifying nominees reflects its desire to re-nominate incumbent directors who continue to satisfy our criteria for membership on the Board, whom the Corporate Governance and Nominating Committee believes continue to make important contributions to the Board and who consent to continue their service on our Board.
As noted previously, the Board currently consists of four members – three independent directors and Mr. Hébert, our President and Chief Executive Officer, who also serves as the Board's Chairman.  From time to time, the Corporate Governance and Nominating Committee and the Board have considered and discussed whether the size of the Board is appropriate for our Company.  The Board believes that its relatively small size is appropriate for the Company at this time, and that the full complement of skills, experience and perspectives held by the four current directors is sufficient to carry out the Board's responsibilities.

Mr. Mills is the only director standing for re-election at the Annual Meeting. We did not utilize any third party search firms to assist in identifying potential director candidates for 2014.  Neither the Corporate Secretary nor the Corporate Governance and Nominating Committee received any recommendations of director candidates from any stockholder or group of stockholders during 2013, nor were any nominations made by any stockholders.
Directors' Continuing Education

The Corporate Governance and Nominating Committee encourages all members of the Board to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and "best practices" relevant to their contribution to the Board as well as their responsibilities in their specific committee assignments.  The Company reimburses the directors for all costs associated with attending any director education program.
During 2013, Messrs. Dittmann, Hébert, Reed, Mills and Preng attended the two-day Energy Industry Annual Directors Conference at Rice University.  Mr. Mills also attended a one-day seminar sponsored by Corporate Board Member entitled "Board IT Challenge," and Mr. Reed attended a PWC program entitled Energy Board Year-End Roundtable.  In addition, Mr. Preng attended the annual three-day NACD Corporate Governance Conference in Washington, D.C.  Mr. Preng has also completed the NACD's Board Leadership Program, requiring 20 credit hours of training, and was named a Board Leadership Fellow 2011.
Director Compensation
Our non-employee director compensation structure has two components: director fees and stock-based compensation.  In December 2012, the Board approved the following reductions to the Board compensation program for 2013:  (i) the annual retainer for Board service was reduced to $25,000, (ii) the annual retainers for the committee chairs were reduced to $10,000 for the Audit Committee chair and $5,000 for each of the Compensation Committee and Corporate Governance and Nominating Committee chairs, (iii) the annual retainer for the independent lead director was reduced to $15,000, and (iv) the Board and committee meeting attendance fees were reduced to $1,500 for Board meetings and $1,000 for committee meetings.  The value of the annual grants of restricted stock was left unchanged at $100,000.  Additionally, although the option of taking Board and committee fees in the form of cash or restricted stock was left unchanged, the timing of the issuance of such restricted stock was moved to take place as of the last business day of the quarter in which the fees are earned to better match the timing of the payment of quarterly fees in cash.  Cash fees are paid quarterly on the last day of each calendar quarter. The Company also pays the reasonable out-of-pocket expenses incurred by each director in connection with attending Board and committee meetings.
Non-employee directors have the option of taking Board and committee fees (but not expenses) in the form of restricted stock issued under the Company's 2013 Stock Incentive Plan (the "2013 Plan"). An election to take fees in the form of cash or stock must be made by a director prior to the beginning of that fiscal year.  Directors taking fees in the form of restricted stock receive an award having a value equal to 125% of the cash equivalent of the fees due for the quarter.  Each grant is made on the last business day of the quarter in which the fees are earned and the entire grant vests on January 1st of the second year following the grant, subject to immediate vesting on the occurrence of a "Change of Control" (as defined in the 2013 Plan). For fiscal year 2013, all directors elected to take their Board and committee fees in the form of cash.
Upon joining the Board and annually thereafter, a non-employee director receives a grant of restricted stock. All such grants of restricted stock are made pursuant to the terms of the 2013 Plan and the annual grants are generally made in December of each year.  The grants of restricted stock vest one-third per year over three years, subject to immediate vesting on the occurrence of a Change of Control.  Prior to December 2011 the value of the annual grants was $130,000 (with the number of shares determined by reference to the closing price of our common stock on the date of grant).  This was reduced to $100,000 for the annual grants made in December 2011, 2012 and 2013.

In 2008, the Board adopted stock ownership guidelines requiring our non-employee directors to accumulate shares of our common stock worth five times their annual cash retainer within a five-year period.  Shares of restricted stock issued to the directors are counted toward these stock ownership guidelines.  As of December 31, 2013 and based on the average closing price of our common stock for the year ended December 31, 2013 of $1.92, each of the non-employee directors owned shares of our common stock worth more than five times the 2013 annual cash retainer and thus is in compliance with our stock ownership guidelines.

In December 2011, the Compensation Committee recommended and our Board adopted a Directors Deferred Compensation Plan, under which non-employee directors may elect to defer compensation received from the Company for service on the Board.  Deferred cash compensation will earn a rate of return determined by the Company's cost of capital.  Director participants may elect the timing of the distributions of their deferred compensation, which may be made in a lump sum payment or installments, provided that all payments are made no later than the director's termination of service on the Board.  Currently no directors participate in the plan.

2013 Director Compensation

The table below summarizes the compensation paid by us to our non-employee directors for their service during the year ended December 31, 2013:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2) (3)		Total ($)
John B. Reed(1)	$43,667	$136,111	(1)	$179,778	(1)
Todd A. Dittmann	49,500	99,999		149,499
David E. Preng	49,000	129,685		178,685
John T. Mills	61,000	99,999		160,999
_______________________
(1)
Mr. Reed voluntary resigned from our Board on August 19, 2013 and did not receive an equity award in fiscal 2013.  However, upon his resignation, the Compensation Committee exercised its discretion and approved the acceleration of 92,034 shares of restricted stock held by him.  The amount shown under "Stock Awards" for Mr. Reed represents the amount of the accounting charge recorded by the Company upon the acceleration of these shares of restricted stock.

(2)
Other than the amount shown for Mr. Reed which is explained in note (1), amounts shown reflect the aggregate grant date fair value of the shares of restricted stock awarded to our non-employee directors during 2013, which are detailed below:

	Date of Grant	Number of Shares	Grant Date Fair Value
Todd A. Dittmann	December 12, 2013(a)	59,171	$99,999

David E. Preng	January 2, 2013(b)	16,772	29,686
	December 12, 2013(a)	59,171	99,999

John T. Mills	December 12, 2013(a)	59,171	99,999

_______________________
(a)	Represents annual grant for 2014 board service.
(b)	Represents the payment of Board and committee fees due for the fourth quarter of 2012.

(3)	As of December 31, 2013, each active non-employee director held the following shares of restricted stock:

Director	Shares of Restricted Stock Outstanding
Todd A. Dittmann	122,540
David E. Preng	176,138	(a)
John T. Mills	122,540

_______________________
(a)	Includes 53,598 shares issued in payment of Mr. Preng's 2012 Board and committee fees that vested on January 2, 2014.

Code of Ethics; Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics, applicable to all employees, officers and directors, as well as a Code of Ethics for Chief Executive Officer and Senior Financial Officers specific to those officers, and Corporate Governance Guidelines for the Board.  All of these documents are reviewed annually by the Corporate Governance and Nominating Committee.  Copies of these documents are available free of charge on our website at www.caldive.com under Corporate Governance and printed copies can also be obtained free of charge by sending a request to the Company's Corporate Secretary at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee was, during fiscal 2013, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K.
During fiscal 2013, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

PRINCIPAL STOCKHOLDERS
As of March 21, 2014, there were 98,747,803 shares of our common stock outstanding.  The following table sets forth, as of March 21, 2014, certain information regarding beneficial ownership of our common stock by (i) each of our Named Executive Officers (as defined below in the CD&A); (ii) each current director of the Company; (iii) all of the Company's directors and executive officers as a group and (iv) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding common stock, all in accordance with Rule 13d-3 of the Exchange Act.  Based on information furnished to the Company by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Directors and Named Executive Officers:
Quinn J. Hébert	1,294,493		1.31%
Todd A. Dittmann	333,914		*
David E. Preng	420,095		*
John T. Mills	349,101		*
John R. Abadie, Jr.	382,938		*
Brent D. Smith	372,544		*
Lisa M. Buchanan	472,288		*
All executive officers and directors as a group (7 persons)	3,625,373		3.68%

Greater than 5% Stockholders:
Huber Capital Management, LLC 2321 Rosecrans Ave., Suite 3245 El Segundo, CA 90245	18,145,310	(1)	18.38%
Rutabaga Capital Management 64 Broad Street, 3rd Floor Boston, MA 02109	6,741,045	(2)	6.83%
FMR LLC 82 Devonshire Street Boston, MA 02109	6,624,500	(3)	6.71%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,532,948	(4)	6.62%
Towle & Co. 1610 Des Peres Road, Suite 250 St. Louis, MO 63131	5,664,871	(5)	5.74%

_______________________
*Less than 1%.

(1)	Based on a Schedule 13G filed with the SEC on February 10, 2014.

(2)	Based on a Schedule 13G filed with the SEC on February 10, 2014.

(3)
Based on a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC ("FMR"). As an investment advisor, FMR has the sole power to dispose or to direct the disposition of such shares, and reports that one investment company for whom it serves as adviser, Fidelity Low-Priced Stock Fund, has beneficial ownership of all 6,624,500 shares, representing 6.7% of our outstanding stock.

(4)	Based on a Schedule 13G/A filed with the SEC on January 28, 2014.

(5)	Based on a Schedule 13G filed with the SEC on February 13, 2014.

COMPENSATION DISCUSSION AND ANALYSIS
This section of the Proxy Statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and our other two executive officers (our "Named Executive Officers").  For fiscal 2013, our Named Executive Officers were:
●   Quinn J. Hébert, our Chairman, President and Chief Executive Officer;
●   John R. Abadie, Jr., our Executive Vice President and Chief Operating Officer;
●   Brent D. Smith, our Executive Vice President and Chief Financial Officer; and
●   Lisa M. Buchanan, our Executive Vice President, Chief Administrative Officer, General Counsel and Secretary.
In this CD&A, we first provide an Executive Summary of our actions and highlights from the fiscal year.  We next explain the principles that guide our Compensation Committee's executive compensation decisions and the process we follow when setting executive compensation.  Finally, we discuss in detail each component of executive compensation, including the actual results yielded for each Named Executive Officer in fiscal 2013.
Executive Summary
We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders.  The primary objectives of our compensation program are to attract and retain executives, to motivate them to achieve superior performance by implementing and supporting our business strategies, and to reward those executives for successful performance in a manner commensurate with the rewards given to their peers in our industry. Our compensation program is designed to create a positive environment in which the Named Executive Officers are enthusiastic about and committed to our Company and its objectives, core values and culture, and are working toward the successful long-term performance of the Company.  In recent years, this goal has been a challenging one, given the market conditions facing our Company and industry as discussed in greater detail below.
Our Named Executive Officers' total compensation is comprised of a mix of base salary, annual cash incentive awards, and long-term equity incentive awards with a combination of service-based and performance-based components. Our financial and share price performance have been below our benchmarks for the last three years, and consequently, we have not paid annual cash incentive awards, or had any payout under the performance-based portion of our long-term equity incentive awards for the last four years.
2013 Company Performance
We are a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage and light well intervention services to a diverse customer base in the offshore oil and natural gas industry.  Like many marine construction companies in the offshore oil and gas industry, we continued to experience challenging market conditions in 2013.  In mid-2008, a prolonged worldwide recession reduced the worldwide demand for hydrocarbons, causing many oil and gas companies to curtail capital spending for exploration and development.  In 2009 and 2010, competition in Southeast Asia and other international markets increased significantly due to new vessel capacity coming into service.  The April 2010 Macondo well blowout in the U.S. Gulf of Mexico further compounded the negative effects on exploration and development activity from the sustained global recession that began in 2008.  The aftermath of this blowout significantly and adversely affected oil and gas exploration activities in the U.S. Gulf of Mexico in 2010 and the years following, and has increased uncertainty in the market and regulatory environment for our industry.  Recent increased drilling onshore in the U.S. for shale gas has suppressed natural gas prices and the appetite for oil and gas companies to drill for natural gas offshore.  We anticipate the cumulative effect of these factors will continue to present challenges to drilling and exploration activity in the U.S. Gulf of Mexico.

Due to the foregoing factors, we generated a loss of $36.6 million (or $0.39 per diluted share) for the year ended December 31, 2013 compared to a loss of $65.0 million (or $0.70 per diluted share) for the year ended December 31, 2012, and we achieved approximately 62% of our budgeted EBITDA target, which is the metric used to gauge Company performance in our annual performance bonus plan.
Notwithstanding these challenging market conditions, our management team completed certain major initiatives and took actions to place the Company in a stronger position to weather the unpredictability of, and increased competition in, the marine construction business.  The Company ended fiscal 2013 with its highest year-end backlog in five years of $248.9 million.  For the second consecutive year, our international revenues exceeded U.S. domestic revenues, increasing from 53% of total revenues in fiscal 2012 to 70% of total revenues in fiscal 2013, illustrating the success of our international expansion strategy.  Notable positive contributions to our financial results during 2013 included a strong performance in Mexico where, during 2013, we were awarded four large contracts with Petróleos Mexicanos (or "Pemex"), which has named our Company as one of its highest rated contractors.  Work on these projects commenced during the third quarter 2013 and should continue through the third quarter 2014.  We generated $221.2 million in revenue from our Mexican operations in 2013 and continue to bid on additional projects.  We also expanded into the North Sea in 2013, where we expect to commence air diving services in the second quarter 2014.  As part of our business line diversification strategy, following our successful entry into the light well intervention market in the U.S. Gulf of Mexico in 2012, we completed several successful projects for our customers in 2013.  We also continued to improve our safety record in 2013, with the frequency and severity of work related incidents continuing to decline to their all-time lowest levels.
In addition, in 2011, 2012, 2013 and again in early 2014, our management team implemented significant cost savings initiatives, including head-count reductions, yielding an expected annual savings to the Company of approximately $33.0 million from 2010 levels.  We expect to continue to benefit from these measures in 2014 and beyond.
During 2013 and early 2014, management was also successful in amending the Company's credit agreement to provide the Company with greater flexibility on certain financial covenants, and obtained a $20.0 million unsecured term loan in order to fund a portion of the working capital needed for our contract awards in Mexico.  Management also continued its program of strategically divesting non-core assets by divesting of approximately $8.5 million of non-core, non-strategic assets, the proceeds of which were used to accelerate the pay down of our debt.
2013 Compensation Committee Actions
Our fiscal 2013 financial performance and the prevailing business environment provided the basis for some of the following results and key Compensation Committee decisions, which are discussed more fully elsewhere in this CD&A.
●
No Annual Performance Bonus Payout for 2013.  The Compensation Committee recognized that the Company's financial performance during 2013 was primarily driven by continued challenging market conditions, that the Company had positive performance in other operational and management areas, and that the Named Executive Officers had individually performed well during 2013, achieving all of their individual performance goals.  Despite these positive conclusions, but consistent with our pay-for-performance philosophy, the Compensation Committee did not award the Named Executive Officers cash bonuses for fiscal 2013.

●
No Base Salary Increases for 2013.  The Compensation Committee did not increase base salaries or target bonus opportunity amounts for the Named Executive Officers for 2013.  In addition, the Committee has not increased base salaries or target bonus opportunities during the five previous years, except in the context of promotions, increases in responsibilities or targeted increases to promote internal pay equity among our executives.

●
Continued Reduction in Value of Long-term Incentives.  The Compensation Committee delayed the timing of annual equity awards to employees from December 2013 to January 2014, so there were no equity awards made to any of the Named Executive Officers in 2013.  However, in January 2014, the Compensation Committee granted equity awards to our Named Executive Officers with values that were approximately 13.6% less than the values that were awarded in December 2012.  As discussed in greater detail below, the value of the equity awards to our Chief Executive Officer has steadily declined over the past four years.

Highlights of Our Commitment to a Pay for Performance Philosophy
While our stockholder return has been below our expectations over the last three years, we believe that this disappointing performance has been reflected both in the compensation that our Named Executive Officers have realized and in the compensation that our Compensation Committee has approved for our Named Executive Officers in the following ways:
●	We did not award bonuses to the Named Executive Officers for 2013, 2012, 2011 or 2010 based on the Company's financial performance.
●
The grant date aggregate value awarded to our Chief Executive Officer in the form of long-term equity incentives has been steadily reduced year over year for the past four years.  Specifically, his January 2014 award was approximately 13.6% less than his December 2012 award, which, in turn, was approximately 25% less than his December 2011 award.  The aggregate value of the January 2014 equity awards to the other Named Executive Officers was also reduced by approximately 13.6% from the values awarded in December 2012.

●
We continued to include a significant performance component in our long-term equity incentive program, which has been in place since 2009 and under which 50% of the award is only earned and paid if our total stockholder return ("TSR") for a three-year performance period meets or exceeds certain thresholds relative to the total stockholder return of a specified peer group.

●
Our total compensation design in the aggregate for our Named Executive Officers places significant emphasis on performance-based, at risk compensation as illustrated by the following pie chart.  Based on our recent performance, the target bonus (28% of total target compensation) and the performance shares (21% of total target compensation) have not been paid in recent years.

●
We did not increase base salaries in 2013, and maintained base salaries for the Named Executive Officers positions at 2008 levels, except for Mr. Smith and Ms. Buchanan, whose base salaries for 2012 were increased to match the base salary level of Mr. Abadie.

●	We maintained the same target bonus opportunities based on salary level for 2013 as had been approved for 2012, 2011 and 2010, which had been reduced by 20% from 2009 levels.

●
As a result of our disappointing stock performance over the three years ended December 31, 2013, the performance share units granted in December 2010 resulted in zero payouts, and the performance share units granted in December 2011 and December 2012 are currently projected to result in zero payouts.  This result demonstrates the close alignment between the compensation of our Named Executive Officers with our Company's stockholder return performance.  In addition, the value of the restricted stock granted to our Named Executive Officers in December 2009, 2010, 2011 and 2012 has decreased significantly, through December 31, 2013, as illustrated by the chart below.

Realizable Pay as of December 31, 2013 from 2009-2012 Long-Term Equity Incentive Grants
Named Executive Officer	Total Grant Date Fair Value Dec 2009 - Dec 2012(1)		Current Value at 12/31/2013(2)	Reduction from Grant Date Value
Quinn J. Hébert	$5,676,669		$1,659,414	(71)%
John R. Abadie, Jr.	983,517	(3)	566,155	(42)%
Brent D. Smith	1,777,014	(4)	686,196	(61)%
Lisa M. Buchanan	1,899,506		635,136	(67)%
_______________________
(1)	Represents the aggregate grant date fair value of all annual awards made in December 2009, 2010, 2011 and 2012, which were made 50% in shares of restricted stock and 50% in performance share units.
(2)
Represents the aggregate current value of all annual restricted stock awards made in December 2009, 2010, 2011 and 2012 based on the closing price of our common stock on December 31, 2013 of $2.01.  All performance share units are valued at zero.

(3)
Mr. Abadie was promoted to serve as our Executive Vice President and Chief Operating Officer in September 2011.  Includes a restricted stock grant made in January 2012 pursuant to the terms of a retention agreement.

(4)	Mr. Smith was promoted to serve as our Executive Vice President and Chief Financial Officer in August 2010. Includes a special grant of restricted stock made in 2010 upon his promotion.

●	We do not have any significant executive perquisites or a defined benefit pension plan for our executive officers, resulting in an increased focus on incentive pay.
●	We continued to consider internal pay equity when making compensation determinations with regard to the Named Executive Officers.

Results of "Say-on-Pay" Vote at 2013 Annual Meeting
At our 2013 Annual Meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our Named Executive Officers, with 95.45% of the shares of our common stock present or represented by proxy at the 2013 Annual Meeting voting in favor of the proposal.  This was a slight improvement from our 2012 say-on-pay vote, which was also overwhelmingly approved by our stockholders, with 93.25% of the shares of our common stock present or represented by proxy at the 2012 Annual Meeting voting in favor of the proposal.
Because our Compensation Committee made most of the significant fiscal 2013 compensation decisions prior to our 2013 say-on-pay vote, the Compensation Committee primarily considered the results of the 2012 say-on-pay vote along with other factors when making executive compensation decisions for fiscal 2013.  The Compensation Committee considered the strong support for our executive compensation program expressed by stockholders, although its decisions were primarily driven by the Company's financial performance and industry conditions as discussed more fully above.
We appreciate the confidence and support in our Board and management that our stockholders have demonstrated by this vote, and we will continue to strive to maintain the close alignment of the interests of our Named Executive Officers with those of our stockholders.

Compensation Principles

The following are the compensation and governance principles that provide the framework for our executive compensation programs:

●
We provide our Named Executive Officers with total annual compensation that includes three principal elements: base salary, performance-based annual cash incentive awards, and long-term equity-based incentives;

●	We do not provide significant executive perquisites or other personal benefits;
●	Our cash-based annual incentives are tied to specific pre-established financial, operational and personal performance goals;
●	We grant performance shares that vest solely upon the achievement of multi-year TSR results relative to peer companies;
●
Our long-term incentive compensation is comprised of 50% time-vested awards and 50% performance-based awards and as a result our Named Executive Officers are 50% at risk in their long-term incentive compensation tied to the performance of the Company's stock price;

●	The Compensation Committee, which is comprised solely of independent directors, reviews and approves all elements of Named Executive Officer compensation;
●	The Compensation Committee retains an independent compensation consultant to advise on executive compensation matters and best practices;
●	The Compensation Committee reviews our compensation program to ensure that it does not incentivize excessive risk-taking;
●	We do not provide tax gross-ups for post-termination benefits;
●	We do not offer excessive severance arrangements;
●	We have stock ownership requirements for the CEO, other Named Executive Officers, and directors;
●	We cap maximum cash-based incentives;
●
In line with the choice that the majority of our stockholders voted for in 2011, we hold a "say-on-pay" vote annually at our annual meetings in order to allow our stockholders to provide an advisory vote for or against our executive compensation program; and

●	Executives and non-employee directors are prohibited from hedging transactions or short-selling their ownership of our common stock.
Compensation Philosophy and Objectives
The primary elements of our executive compensation program are base salary, annual performance bonus and long-term equity incentive awards, and they are designed to:
●	be competitive with our Company's peer group;
●	reflect the responsibility, complexity and difficulty of each executive's position;
●	reward both individual and Company performance; and

●	promote pay equity among our employees.
We use each element of compensation to satisfy one or more of our stated compensation objectives by establishing the following targets:
●
target total compensation, including base salary, annual cash bonus opportunity and long-term equity incentive grants, should be at levels competitive with peer companies that compete with Cal Dive for executive talent;

●	the annual performance bonus for an executive officer should reflect the achievement of Company-wide financial objectives as well as the achievement of personal performance goals and objectives;
●
each executive's total target cash compensation should be generally in the range of the 50th percentile of the members of our peer group with whom we compete for executive talent, based on the individual's experience level, duties and recent performance by the individual and the Company; and

●
target long-term equity incentive compensation should be generally in the range of the 50th percentile of our peer group based upon the experience level of the officer, the complexity of the officer's duties and recent performance by the individual and the Company.

Our Compensation Committee also uses tally sheets as a tool in setting total executive compensation levels.  The tally sheets provide information as to all compensation that is potentially available to our Named Executive Officers, as well as the amount of wealth that our Named Executive Officers have accumulated under our compensation programs.
Compensation Consultants
In order to determine the competitiveness of our executive compensation program as compared to other companies in our industry, our Compensation Committee has engaged independent compensation consultants to assist in the development and review of peer group compensation data.
Since 2010, our Compensation Committee has engaged Meridian Compensation Partners, LLC as its advisor based upon a review of Meridian's experience, qualifications and independence.  The consultant reports to and acts under the direction of our Compensation Committee.  Cal Dive's executive officers receive the consultant's reports and data; however, the Compensation Committee retains and exercises control and authority over the consultant, and Meridian has not been engaged to provide any other services for our management or the Company.
As part of its engagement, Meridian evaluated the competitive posture of the levels of each element of our executive compensation program and the compensation mix relative to the marketplace.  Meridian also evaluated the structure and design of our compensation components relative to the marketplace.  Meridian recommended the peer group used for 2013 compensation decisions following discussions with our senior management and our Compensation Committee chair, and considering the prior year's peer group.  The peer group includes companies reasonably similar in size to our organization that generally operate in the offshore oil and gas services industry.
The peer group used by the Compensation Committee in its equity compensation awards and 2013 compensation decisions made in December 2012 was as follows:

Dril-Quip Inc.	Matrix Services Company
Gulfmark Offshore Inc.	Newpark Resources, Inc.
Helix Energy Solutions Group, Inc.	PHI, Inc.
Hercules Offshore Inc.	TETRA Technologies Inc.
Hornbeck Offshore, Inc.	Tidewater Inc.

The peer group had median 2011 revenues and enterprise value at September 30, 2012 of $717 million and $1.2 billion, respectively, compared to Cal Dive's 2011 revenues and September 30, 2012 enterprise value of $480 million and $259 million, respectively.

In May 2013, the Compensation Committee reviewed the peer group, and noted that, due to the recent challenging market conditions, the Company's size relative to the peer group had decreased.  The Compensation Committee determined to add two companies, Gulf Island Fabrication, Inc. and Vantage Drilling Co., to the peer group to be used for 2014 compensation decisions.  The new peer group had median revenue and enterprise value as of September 30, 2013, of $813 million and $1.7 billion, respectively, compared to Cal Dive's 2013 revenues of $517 million and December 31, 2013 enterprise value of $395 million.
Role of Executive Officers in Compensation Decisions
Our Chief Executive Officer reviews Meridian's reports and evaluates each Named Executive Officer's compensation based upon his or her experience level, the difficulty and complexity of the position, and the compensation of peer level officers in peer group companies.  Our Chief Executive Officer also reviews the performance of each Named Executive Officer other than himself and makes recommendations to our Compensation Committee regarding base salary adjustments, cash bonus opportunity amounts and payouts, and equity incentive compensation awards for each of those officers.  Although the Compensation Committee considers the Chief Executive Officer's recommendations, the Compensation Committee makes all final determinations regarding executive officer compensation.
Compensation Components
As described above, annual executive compensation for the Named Executive Officers consists of base salary, cash bonus and long-term equity incentive awards, and also includes employee benefits available to all of our employees. At its December 2012 meeting, our Compensation Committee established the base salary and bonus opportunity amounts for each of the Named Executive Officers for 2013.
The Compensation Committee does not use a rigid formula for allocating between cash and non-cash compensation, and retains authority to adjust any element of an executive's compensation as it deems appropriate.  Total cash compensation (salary plus target annual cash bonus) is designed to recognize each individual officer's responsibilities, role in the organization, and experience and contributions to the Company, whereas the purpose of long-term equity-based compensation (including restricted stock awards and performance share units) is to align employee and stockholder interests, as well as to attract, retain and motivate employees.
Base Salary
In December 2012, our Compensation Committee reviewed information provided by Meridian regarding compensation of executive officers at our peer group companies to make decisions regarding 2013 base salaries.  Due to the continued challenging market conditions and the Company's financial performance in 2012, the Compensation Committee accepted management's recommendation that there be no increases in base salaries in 2013 for any of the Named Executive Officers.  Based on the peer group data provided by Meridian in December 2012, our Named Executive Officer aggregate base salaries were positioned below the 25th percentile of our peer group companies.
Annual Performance Bonus
Under our annual performance bonus plan, our executive officers are eligible to receive a cash bonus equal to a percentage of their base salary based on the achievement of pre-established Company financial and personal performance goals.  If the Company achieves results on its financial performance goal that fall within minimum and maximum percentages set by the Compensation Committee, the individual can earn a corresponding percentage of the Company performance component of his or her target bonus award.  For 2013, the personal performance component could be earned if the individual achieved specified personal goals established for the year by the individual and his or her supervisor, even if the Company did not achieve the established minimum percentage of its financial performance goal for the year.

In December 2012, our Compensation Committee set 2013 target bonus opportunities for the Named Executive Officers at levels consistent with those set for 2012, 2011 and 2010 based on base salary level, which reflected a 20% reduction from 2009 levels. As a result of this action, our Named Executive Officers aggregate target bonuses generally fell between the 50th and 75th percentiles of our peer group companies.
	2012 Bonus Opportunity			2013 Bonus Opportunity
	% of Base Salary			% of Base Salary
Named Executive Officer	Minimum	Target	Maximum	Minimum	Target	Maximum
Quinn J. Hébert	78	104	156	78	104	156
John R. Abadie, Jr.	67	89	134	67	89	134
Brent D. Smith	67	89	134	67	89	134
Lisa M. Buchanan	67	89	134	67	89	134

For 2013, the annual performance bonus program for each of the Named Executive Officers was based on the following:
●	60% the Company's financial performance goal; and
●	40% personal performance goals.

As established by the Compensation Committee in December 2012, the Company target performance goal for 2013 was based on the Company achieving $55.0 million in EBITDA for the year.  Further, the minimum and maximum percentages within which the executive officers could earn the Company performance component of their target bonuses was 75% and 150% of this goal, respectively.  In establishing the 2013 annual incentive criteria for the Named Executive Officers, the Compensation Committee reserved the right to use its discretion to increase or decrease the payout amount that would be generated by the pre-established formula, whether resulting from personal performance criteria or one of the budget related financial goals.
Each Named Executive Officer's personal performance goals were discussed with and agreed to by the applicable officer and the Chief Executive Officer and provided to the Compensation Committee for review and approval.  The Compensation Committee approved the personal performance goals for each executive and determined that 25% of the personal performance portion of the annual bonus for 2013, or 10% of the total target bonus amount, would be awarded based solely on the Compensation Committee's subjective assessment of the executive's performance.
For 2013, the personal performance goals for the Named Executive Officers primarily included the following:
Named Executive Officer		Personal Performance Goals
Quinn J. Hébert	•	develop and implement the Company's corporate strategy including its international expansion strategy;
	•	lead the Company's focus on cost control measures and client relations in the challenging operating environment; and
	•	achieve significant improvement in safety performance.

John R. Abadie, Jr.	•	develop and implement the Company's expansion strategy in international areas;
	•	maintain and expand client relations to win and execute awarded work safely and successfully;
	•	achieve significant improvement in safety performance; and
	•	oversee and maintain cost control at or below budgeted levels.

Named Executive Officer		Personal Performance Goals
Brent D. Smith	•	identify, evaluate, monitor and expand sources of capital in connection with the Company's expansion and diversification strategy and liquidity needs;
	•	lead timely and accurate preparation and filing of regulatory and financial reports and cost-effective internal control compliance;
	•	manage and maintain compliance with credit facility covenants and relationships with lenders;
	•	monitor, communicate and manage our exposure to customers and other counterparties; and
	•	communicate timely with investors and successfully manage investor relations program.

Lisa M. Buchanan	•	advise and assist executive team on strategies and initiatives to grow the Company profitably;
	•	effectively advise Board and management team on corporate governance, legal matters, investor relations, contract management and regulatory and legal compliance;
	•	lead timely and accurate preparation and filing of regulatory reports; and
	•	lead successful and cost-effective resolution of legal claims and disputes.

In early 2014, the Compensation Committee considered the Company's 2013 financial performance and the individual performance of the Named Executive Officers.  The Company achieved approximately 62% of its budgeted EBITDA target of $55.0 million, which was below the minimum percentage threshold set by the Compensation Committee for the award of bonuses.  A reconciliation of 2013 reported EBITDA, a non-GAAP financial measure, to the reported loss for 2013 is as follows (in thousands):

Year Ended December 31, 2013
(unaudited)
EBITDA	$34,175
Less: Depreciation and amortization	55,779
Less: Income tax benefit	(26,250)
Less: Net interest expense	21,275
Less: Interest expense – conversion feature adjustment	(6,362)
Less: Non-cash stock compensation expense	5,357
Less: Non-cash impairment charge	21,010
Loss attributable to Cal Dive	$(36,634)

The Compensation Committee recognized that the Company continued to experience challenging market conditions in 2013, and also noted that despite these extreme market conditions, management accomplished the following:
(i)	management successfully maintained important client relations in 2013;
(ii)	management successfully managed the Company's balance sheet in terms of debt levels and maintained liquidity in the face of a very volatile and uncertain financial and economic climate, by management's successful negotiation of an amendment to the Company's credit facility that increased the Company's financial flexibility and the obtaining of the unsecured term loan that allowed the Company to fund a portion of the working capital needed for its four large contract awards in Mexico, as well as the sale of non-core assets that also allowed the Company to repay a portion of its debt;

(iii)	the Company achieved the best safety performance in its history;
(iv)	management successfully executed its strategy of achieving geographic and business line diversification through the Company's expansion into new international markets and by generating strong financial performance in existing international markets as well as its continued successful performance in the light well intervention market in the U.S. Gulf of Mexico; and
(v)	management implemented difficult but necessary cost savings initiatives, including headcount reductions, which will benefit the Company going forward.
Despite these accomplishments and each officer's individual level of achievement of his or her personal performance goals, the Compensation Committee agreed with management's recommendation and did not award annual performance bonuses to the Named Executive Officers for 2013.  The Committee acknowledged with appreciation, however, the hard work of the Named Executive Officers in dealing with extremely difficult market conditions in 2013.
Long-Term Equity Compensation
We believe that providing long-term equity incentive compensation to our executives advances the best interests of the Company and its stockholders by providing those persons who have substantial responsibility for the management and growth of our Company with additional performance incentives that align their economic interests with the interests of our stockholders.  Under our long-term incentive program, our Compensation Committee awards 50% of the long-term incentive award in the form of restricted stock and 50% in the form of performance share units.  We have historically viewed time-vested restricted stock awards as the most efficient way to reward our executive officers due to the historic volatility of our stock and the stock of companies in our industry.  We also believe that in a cyclical industry like ours, the use of restricted stock encourages executives to remain with our Company throughout periods of stock price volatility.  In addition, restricted stock is widely used in the energy industry and particularly by our peer group.  We also believe it is important to include a performance-based component in the program.
Annual grants of equity incentive compensation are usually made in December of each year.  Until the December 2011 grants, the number of shares or units granted was based on a target dollar value.  In December 2011, due to the significant deterioration in our Company's stock price, our Compensation Committee changed its methodology from a value-based award to a share-based award.  In December 2012, following a continued decline in our Company's stock price, the Compensation Committee continued this share-based methodology for its awards to the Named Executive Officers.  Because the Compensation Committee delayed the timing of the annual equity grants to employees from December 2013 to January 2014, there were no equity grants made to the Named Executive Officers in 2013.  In January 2014, the Compensation Committee continued this share-based methodology and awarded shares and units to the Named Executive Officers that represented a decrease of approximately 33% of the number of shares and units, and a decrease of approximately 13.6% in the aggregate value, of the equity awards that had been awarded in December 2012. The following table illustrates the grant history described above.
	Grant Date Values Awarded(1)
Named Executive Officer	Dec. 2011	Dec. 2012		% Change	Jan. 2014	% Change
Quinn J. Hébert	$1,156,680	$870,000		(25)%	$752,000	(13.6)%
John R. Abadie, Jr.(2)	398,520	584,997	(2)	47%	376,000	(13.6)%
Brent D. Smith	398,520	435,000		9%	376,000	(13.6)%
Lisa M. Buchanan	398,520	435,000		9%	376,000	(13.6)%
_______________________
(1)	Grants in each year were made 50% in shares of restricted stock and 50% in performance share units.
(2)
Mr. Abadie was promoted to serve as our Executive Vice President and Chief Operating Officer in September 2011.  In January 2012 he received a special one-time grant of 49,669 additional shares of restricted stock pursuant to the terms of a retention agreement dated January 20, 2009.  Without these shares, the grant date value of his normal annual award in December 2012 would have been $435,000 and the percentage increase over his 2011 award would have been 9%.

As in past years, the restricted stock vests one-third per year over a three-year period, and the performance share units vest 100%, based on our relative total stockholder return over a three-year performance period.  Based on the peer group data provided to the Compensation Committee in August 2013, the incentive awards made in January 2014 to our Named Executive Officers fell below the 25th percentile of our peer group companies.
Each performance share unit represents the contingent right to receive the cash value of a share of our common stock dependent upon our TSR relative to our peer companies over a three-year performance period.  If the performance goals are achieved, the earned awards are paid in cash at the end of the performance period.  The awards vest if our TSR for the three-year performance period meets or exceeds certain thresholds relative to the total stockholder return for the peer group companies discussed above under "Compensation Consultants."  Upon a Change of Control the units will vest immediately, but the amount paid with respect to the units will be based on the Company's actual performance over an adjusted performance period ending on the effective date of the Change of Control.
The grant of performance share units to each Named Executive Officer represents the target award.  The amount that may be earned with respect to the performance share units is based on the following matrix:

Performance Level	Cal Dive's Percentile Rank	Payout as % of Target Award (DVR TSR>0)	Payout as % of Target Award (DVR TSR<0)
Maximum	100%	200%	100%
Target	50%	100%	50%
Threshold	25%	25%	0%
Below Threshold	<25%	0%	0%

Based on our TSR over the one, two and three-year periods ended December 31, 2013, respectively, the performance share units granted in December 2010 resulted in a zero payout to the Named Executive Officers and the performance share units granted in December 2011 and December 2012 are currently projected to result in a zero payout to the Named Executive Officers.
Benefits and Perquisites
Our Named Executive Officers participate in our employee benefit plans that are generally available to all employees.  We do not provide defined benefit pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.  Other than the severance agreements discussed below, we do not provide any significant perquisites or other personal benefits to our Named Executive Officers that are not provided generally to all employees.  Historically, Mr. Abadie has received an automobile allowance, which was carried over as a component of his compensation package with his former employer, Horizon; however, this has been discontinued commencing January 1, 2014.
Severance Benefits
We have entered into Severance and Change of Control Agreements for each of the Named Executive Officers that provide certain severance payments and benefits if the officer is terminated under certain circumstances that are described in detail below under "Potential Payments Upon Termination or Change in Control."  The Severance and Change of Control Agreements are designed to promote stability and continuity of senior management.  We believe that severance protection, particularly in the change of control context, can play a valuable role in attracting and retaining key executive officers by providing protections commonly found in the marketplace.  None of these agreements contains an excise tax gross-up provision.   Although we consider these severance protections an important part of the benefits afforded our executives, the existence of these arrangements does not impact our decisions regarding other components of our executive compensation program.

Stock Ownership Guidelines
Our Compensation Committee has adopted stock ownership guidelines for our officers, including our Named Executive Officers, requiring such officers to accumulate over a five-year period shares of our common stock worth six times (in the case of the Chief Executive Officer) or three times (in the case of the other Named Executive Officers) each such officer's annual base salary.  Shares of restricted stock granted to such officers are counted toward these stock ownership guidelines.  In 2012, following several years of significant deterioration in our Company's stock price, our Compensation Committee approved an amendment to our stock ownership guidelines to clarify that, in addition to having five years within which to initially comply with the guidelines, a participant who was in compliance as of the last measurement date but whose holdings no longer meet the guidelines due to a decline in the stock price would be deemed to continue to be in compliance with the guidelines.  Because the Compensation Committee delayed the timing of the grant of the annual equity awards from December 2013 to January 2014, it also determined to delay the 2013 annual measurement date under our stock ownership guidelines to January 31, 2014.  As of January 31, 2014 and based on the average closing price of our common stock for the year ended December 31, 2013 of $1.92, our Named Executive Officers owned shares of our common stock worth approximately the following multiples of their respective annual base salaries:
Quinn J. Hébert	4.6x	(1)
John R. Abadie, Jr.	2.3x	(2)
Brent D. Smith	2.2x	(2)
Lisa M. Buchanan	2.8x	(3)

_______________________
(1)
Mr. Hébert met the guidelines for each year through the December 31, 2011 measurement date, holding shares valued well in excess of six times his base salary and has not sold any shares since that measurement date; therefore he is deemed to continue to be in compliance with our stock ownership guidelines.

(2)
Messrs. Abadie and Smith were promoted to their current positions in 2011 and 2010, respectively, and are therefore within the five-year window for obtaining compliance with our stock ownership guidelines.

(3)
Ms. Buchanan met the guidelines for each year through the December 31, 2012 measurement date, holding shares valued in excess of three times her base salary and has not sold any shares since that measurement date; therefore she is deemed to continue to be in compliance with our stock ownership guidelines.

Anti-Hedging/Anti-Pledging Policies

It is the Company's policy that the directors and Named Executive Officers may not hold our common stock in a margin account or pledge our common stock as collateral for a loan.  The Company also prohibits such individuals from engaging in any form of hedging transaction with the Company's common stock.  These policies are contained in our Insider Trading Compliance Policy.

Compensation Risk Assessment

While risk-taking is a necessary part of growing a business, the Compensation Committee has focused on aligning our compensation policies with the long-term interests of Cal Dive and avoiding short-term rewards for management decisions that could pose long-term risks to Cal Dive.  Although a significant portion of our executive compensation program is performance-based, we believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive or unnecessary short-term risk-taking.  With the addition of the performance share units awarded to our Named Executive Officers since December 2009, as described above under "Long-Term Equity Compensation," approximately 49% of each such officer's total target compensation is performance-based, or at-risk, with about 28% based on short-term, and 21% based on long-term, objectives.  In addition, the multi-year vesting of our equity awards help mitigate risk by reducing the impact of short-term decisions, and our stock ownership guidelines ensure that each executive will have a significant amount of personal wealth tied to the long-term holdings in our stock.

Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year unless the compensation qualifies as "performance-based compensation" under Section 162(m).  The annual cash compensation paid and the restricted stock granted to our executive officers have not been structured to qualify as performance-based compensation under Section 162(m).  The performance share units awarded to our executive officers have been structured to qualify as performance-based compensation under Section 162(m); however, because our 2006 Plan was last approved by our stockholders in 2007, the awards of performance share units made in December 2012, should they pay out, will not fall within the performance-based exception under Section 162(m).  Our 2013 Plan was approved by our stockholders at our 2013 Annual Meeting, so the awards of performance share units made in January 2014 and all other future awards of performance share units have been structured to qualify as performance-based compensation under Section 162(m).
Our Compensation Committee does not have a formal policy requiring all compensation to be deductible.  Our Compensation Committee continues to monitor compensation levels and may consider restructuring our executive compensation programs in the future to fall within the performance-based exception under Section 162(m).  However, we may forego future tax deductions if we believe it is in the best long-term interests of our stockholders.

REPORT OF THE COMPENSATION COMMITTEE ON
FISCAL 2013 EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the "Compensation Discussion and Analysis" to be included in the Company's 2014 Proxy Statement on Schedule 14A, filed pursuant to Section 14(a) of the Exchange Act.  Based on that review and discussion, the Committee recommends to the Board that the Compensation Discussion and Analysis be included in the Company's Proxy Statement and Annual Report on Form 10-K.

COMPENSATION COMMITTEE:
David E. Preng, Chairman
 John T. Mills
Todd A. Dittmann

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table summarizes the compensation for the last three fiscal years for each of the Named Executive Officers:
Name and Principal Position	Year	Salary		Stock Awards		All Other Compensation		Total
Quinn J. Hébert	2013	$541,000		$ —	(1)	$ —		$ 541,000	(2)
Chairman, President and	2012	541,000		870,000	(3)	—		1,411,000
Chief Executive Officer	2011	541,000		1,156,680	(4)	—		1,697,680

John R. Abadie, Jr.	2013	325,000		—	(1)	12,000	(5)	337,000	(2)
Executive Vice President and	2012	325,000		584,997	(3)	12,000	(5)	921,997
Chief Operating Officer	2011	245,102	(6)	398,520	(4)	—		643,622

Brent D. Smith	2013	325,000		—	(1)	—		325,000	(2)
Executive Vice President and	2012	325,000		435,000	(3)	—		760,000
Chief Financial Officer	2011	276,000		398,520	(4)	—		674,520

Lisa Buchanan	2013	325,000		—	(1)	—		325,000	(2)
Executive Vice President,	2012	325,000		435,000	(3)	—		760,000
Chief Administrative Officer,	2011	263,000		398,520	(4)	—		661,520
General Counsel and Secretary
_______________________
(1)
There were no stock awards made to the Named Executive Officers in 2013 because the Compensation Committee determined to delay the timing of the annual equity awards from December 2013 to January 2014.  In January 2014, the Compensation Committee awarded shares of restricted stock and performance share units to the Named Executive Officers as follows:  to Mr. Hébert - $752,000, and to each of Messrs. Abadie and Smith and Ms. Buchanan - $376,000.  This reflects the aggregate grant date fair value of the shares of restricted stock and performance share units awarded in January 2014, determined by reference to the closing price of our common stock on the date of grant.  The total award was made 50% in shares of restricted stock and 50% in performance share units.  The restricted stock vests one-third per year over three years.  Each performance share unit represents a contingent right to receive the cash value of one share of our common stock dependent upon our TSR relative to a peer group of companies over a three-year performance period ending on December 31, 2016.  The units vest 100% on December 31, 2016 and are payable in cash.  A maximum of 200% of the number of performance share units granted may be earned if performance at the maximum level is achieved.  Thus, the maximum aggregate grant date fair value of the 2014 stock awards for each of the Named Executive Officers assuming maximum payout of the performance share units is as follows:  for Mr. Hébert - $1,128,000; for each of Messrs. Abadie and Smith and Ms. Buchanan - $564,000.

(2)
If the stock awards made in January 2014 were included, total compensation for the Named Executive Officers would have been as follows:  for Mr. Hébert - $1,293,000; Mr. Abadie - $713,000; Mr. Smith - $701,000 and Ms. Buchanan - $701,000.

(3)
Reflects the aggregate grant date fair value of shares of restricted stock and performance share units awarded in December 2012, determined by reference to the closing price of our common stock on the date of grant.  The total award was made 50% in shares of restricted stock and 50% in performance share units.  The restricted stock vests one-third per year over three years.  Each performance share unit represents a contingent right to receive the cash value of one share of our common stock dependent upon our TSR relative to a peer group of companies over a three-year performance period ending on December 31, 2015.  The units vest 100% on December 31, 2015 and are payable in cash.  A maximum of 200% of the number of performance share units granted may be earned if performance at the maximum level is achieved.  Thus, the maximum aggregate grant date fair value of the 2012 stock awards for each of the Named Executive Officers assuming maximum payout of the performance share units is as follows:  for Mr. Hébert - $1,305,000; and for each of Messrs. Abadie and Smith and Ms. Buchanan - $652,500.  For Mr. Abadie, also includes a restricted stock grant made in January 2012 pursuant to the terms of a retention agreement dated January 20, 2009.

(4)
Reflects the aggregate grant date fair value of shares of restricted stock and performance share units awarded in December 2011, determined by reference to the closing price of our common stock on the date of grant.  The total award was made 50% in shares of restricted stock and 50% in performance share units.  The restricted stock vests one-third per year over three years.  Each performance share unit represents a contingent right to receive the cash value of one share of our common stock dependent upon our TSR relative to a peer group of companies over a three-year performance period ending on December 31, 2014.  The units vest 100% on December 31, 2014 and are payable in cash.  A maximum of 200% of the number of performance share units granted may be earned if performance at the maximum level is achieved.  Thus, the maximum aggregate grant date fair value of the 2011 stock awards for each of the Named Executive Officers assuming maximum payout of the performance share units is as follows:  for Mr. Hébert - $1,735,020; and for each of Messrs. Abadie and Smith and Ms. Buchanan - $597,780.

(5)	Consists of automobile allowance in accordance with a legacy Horizon plan. This has been discontinued commencing January 1, 2014.

(6)	Mr. Abadie was promoted to serve as our Executive Vice President and Chief Operating Officer in September 2011, at which time his base salary was increased from $226,530 to $325,000.

Grants of Plan-Based Awards in Fiscal Year 2013

The following table sets forth certain information with respect to grants of plan-based awards during the fiscal year ended December 31, 2013 to each of our Named Executive Officers.  There were no equity awards made to the Named Executive Officers during the fiscal year ended December 31, 2013.
Estimated Possible
Payouts Under
Non-Equity Incentive
Plan Awards (1)(2)
Threshold/Target/
Name	Maximum ($)
Quinn J. Hébert
Annual Cash Incentive	$422,250/563,000/844,500

John R. Abadie, Jr.
Annual Cash Incentive	217,500/290,000/435,000

Brent D. Smith
Annual Cash Incentive	217,500/290,000/435,000

Lisa M. Buchanan
Annual Cash Incentive	217,500/290,000/435,000
_______________________

(1)
Reflects threshold, target and maximum bonus opportunity under our annual performance bonus plan.  For 2013, the annual performance bonus plan was structured such that 40% of the target bonus was based on the achievement of personal performance goals and 60% was based on the achievement of a Company financial target.  A participant could earn between 75% and 150% of the Company financial performance component based on the level of actual performance by the Company relative to its financial target.  No bonuses were paid for 2013 performance.  See the CD&A for more information.

(2)
There were no equity awards made to the Named Executive Officers in 2013.  However, in January 2014, the Compensation Committee awarded shares of restricted stock and performance share units to the Named Executive Officers.  All equity awards were made through our 2013 Plan.  The following table sets forth certain information with respect to these awards.

		Estimated Future	All Other
		Payouts Under	Stock Awards:	Grant Date
		Equity Incentive	Number of	Fair Value
		Plan Awards (a)	Shares of	of Stock
	Grant	Threshold/Target/	Stock or	and Option
Name	Date	Maximum (#)	Units (#) (a)	Awards ($)
Quinn J. Hébert
Restricted Stock Grant	1/22/14	—	200,000	$376,000
Performance Share Unit Grant	1/22/14	0/200,000/400,000	—	376,000

John R. Abadie, Jr.
Restricted Stock Grant	1/22/14	—	100,000	188,000
Performance Share Unit Grant	1/22/14	0/100,000/200,000	—	188,000

Brent D. Smith
Restricted Stock Grant	1/22/14	—	100,000	188,000
Performance Share Unit Grant	1/22/14	0/100,000/200,000	—	188,000

Lisa M. Buchanan
Restricted Stock Grant	1/22/14	—	100,000	188,000
Performance Share Unit Grant	1/22/14	0/100,000/200,000	—	188,000
_______________________

(a)
The shares of restricted stock vest one-third per year over three years and vest in full upon a change of control as defined in the 2013 Plan.  The performance share units represent the contingent right to receive the cash value of a share of our common stock dependent upon our TSR relative to a peer group of companies over a three-year performance period ending on December 31, 2016.  The units vest 100% on December 31, 2016 and are payable in cash.  A maximum cash value of 200% of the number of performance share units granted may be earned if performance at the maximum level is achieved.  See the CD&A for more information.

Outstanding Equity Awards at December 31, 2013

The following table sets forth certain information with respect to the value of all unvested restricted stock and performance share units previously awarded to the Named Executive Officers as of the end of the fiscal year ended December 31, 2013.  There were no options outstanding at December 31, 2013.
	Stock Awards
Name	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Quinn J. Hébert	79,334	(2)	$159,461	158,695	(3)	$318,977	(3)
	200,000	(4)	402,000	238,000	(5)	478,380
	279,334		561,461	300,000	(6)	603,000

John R. Abadie, Jr.	27,334	(2)	54,941	8,147	(3)	16,375	(3)
	100,000	(4)	201,000	82,000	(5)	164,820
	127,334		255,941	150,000	(6)	301,500

Brent D. Smith	27,334	(2)	54,941	54,695	(3)	109,937	(3)
	100,000	(4)	201,000	82,000	(5)	164,820
	127,334		255,941	150,000	(6)	301,500

Lisa M. Buchanan	27,334	(2)	54,941	46,347	(3)	93,157	(3)
	100,000	(4)	201,000	82,000	(5)	164,820
	127,334		255,941	150,000	(6)	301,500
_______________________
(1)	Based on the closing sales price of our common stock on December 31, 2013 of $2.01.
(2)	Shares of our restricted stock granted on December 6, 2011. The shares vest one-third per year over a three-year period.

(3)
Performance share units granted on December 9, 2010.  Based on our TSR relative to our peer group companies, for the three-year performance period ended December 31, 2013, in February 2014, our Compensation Committee certified that these units resulted in a zero payout.

(4)	Shares of our restricted stock granted on December 11, 2012. The shares vest one-third per year over a three-year period.

(5)	Performance share units granted on December 6, 2011. The units vest 100%, dependent upon our TSR relative to our peer group companies, on December 31, 2014.
(6)	Performance share units granted on December 11, 2012. The units vest 100%, dependent upon our TSR relative to our peer group companies, on December 31, 2015.

Option Exercises and Stock Vested During 2013

The following table sets forth certain information regarding the vesting of restricted stock during the fiscal year ended December 31, 2013 for each of the Named Executive Officers.  There were no stock option exercises during 2013.

	Stock Awards
Name	No. of Shares Acquired On Vesting (#)		Value Realized On Vesting ($)

Quinn J. Hébert	35,334	(1)	$73,141
	297,140	(2)	549,709

John R. Abadie, Jr.	83,014	(2)	153,576

Brent D. Smith	116,155	(2)	214,887

Lisa M. Buchanan	10,320	(1)	21,362
	111,607	(2)	206,473
_______________________
(1)	Represents shares of our restricted stock vested on February 27, 2013, on which day the closing price of our common stock was $2.07.
(2)	Represents shares of our restricted stock vested on December 19, 2013; on which day the closing price of our common stock was $1.85.

Employment Agreements and Change of Control Provisions Related to Named Executive Officers

The Compensation Committee of our Board has approved Severance and Change of Control Agreements between the Company and each of our Named Executive Officers.  These agreements provide for certain severance benefits upon a termination of the executive's employment both prior to and following a change of control, as defined in the agreements.
Each of the agreements provides, among other things, that until the first or second anniversary date of termination of the executive's employment with us (depending on the event of termination), the executive shall not, directly or indirectly, anywhere in the world where we are then doing business, engage in any business in direct competition with our subsea marine construction business.
If during the term of the agreements, an executive terminates his or her employment for "Good Reason" or is terminated without "Cause" prior to a "Change of Control," such executive would (a) receive a lump sum payment from us equal to one times the sum of the executive's then current annual base salary and a prorated portion of his or her target bonus for the year (based on the number of days in the year preceding the date of termination), (b) have accelerated vesting of any stock options, restricted stock or restricted stock units granted to the executive that were scheduled to vest by their terms within 12 months following the date of termination and (c) continue to receive welfare plan and other benefits from us for a period of one year.
In the case of a termination of the executive's employment without "Cause" or by the executive with "Good Reason" within two years after a "Change of Control," the executive would (a) receive a lump sum payment from us equal to 2.99 times (in the case of Mr. Hébert) or two times (in the case of the other executives) the sum of the executive's then current base salary and target bonus for the year, (b) have accelerated vesting of all stock options, restricted stock and restricted stock units granted to the executive prior to the date of termination and (c) continue to receive welfare plan and other benefits from us for a period of two years.  The agreements do not contain "gross-up" provisions in the event that any payment to one of the covered executives would be subject to any excise tax under Section 4999 of the Internal Revenue Code.

For purposes of the agreements, "Good Reason" includes a material reduction of the executive's base salary, a material diminution in the executive's duties and status, changes in the location at which the executive is based and certain breaches of the agreement.  The definition of a "Change of Control" for purposes of the agreements is the same as that contained in our 2013 Plan and would be deemed to occur upon the acquisition by any person or group of 30% or more of our outstanding stock, consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets, or upon the individuals constituting our Board ceasing to constitute at least a majority of the Board.  Finally, for purposes of the agreements, "Cause" includes the executive's breach of the agreement or certain policies of the Company, felony conviction, knowing falsification of reports filed with the SEC or any exchange on which our stock is listed, or failure to perform his or her duties as instructed by the Board.
The agreements have an initial term of two years, which terms are automatically extended for successive two-year terms unless either party gives written notice to the other not later than 90 days prior to the expiration of the then-current term.  Notwithstanding any non-extension notice given by the Company, (a) if a Change of Control occurs during the term of the agreement, the agreement shall continue in effect through the second anniversary of the Change of Control, and (b) the executive will continue to be entitled to the benefits of the agreement if a termination by the Company without "Cause" or by the executive with "Good Reason" occurs during the two-year period beginning with January 1 of the year following the date of the non-extension notice.
Mr. Abadie is also a party to a retention agreement dated January 20, 2009 that provided that if Mr. Abadie voluntarily left the employ of the Company at any time prior to the fifth anniversary of the date of the agreement, any shares of unvested restricted stock held by Mr. Abadie on the date of termination would continue to vest in accordance with their terms, provided that Mr. Abadie continued to comply with the terms of the non-competition covenant contained in his Severance and Change of Control Agreement.  If Mr. Abadie were to violate such covenant, all such shares of unvested restricted stock would be forfeited.  This agreement expired in accordance with its terms on January 20, 2014.
Potential Payments Upon Termination or Change in Control

The following information and the "Estimated Payments on Termination or Change in Control" table below set forth the amount of payments to each of our Named Executive Officers, in the event of (i) a termination of employment as a result of normal and early retirement, death or disability, (ii) voluntary termination by the Named Executive Officer, or termination by the Company for "Cause," (iii) involuntary termination by the Company without "Cause," or by the Executive for "Good Reason" prior to a change in control, (iv) termination without "Cause" or by the Executive for "Good Reason" following a change in control, or (v) a change of control without a termination of employment, all as if such event occurred on December 31, 2013.  Because the assumed termination date is December 31, 2013, the equity awards issued in January 2014 are not included in any of the following payment events.
As described above, at December 31, 2013, we had Severance and Change of Control Agreements with all of our Named Executive Officers.  We do not otherwise have any severance policy or arrangement that provides for payments to a Named Executive Officer in the event of a termination of employment except provisions contained in the agreements governing their equity incentive awards.

Normal and Early Retirement.  A Named Executive Officer is eligible to elect retirement at any age.  The Named Executive Officers are not entitled to any additional payments or benefits upon retirement other than any amounts accrued and vested in such Named Executive Officer's account under our 401(k) Plan.
Any unvested shares of restricted stock are typically forfeited upon retirement although the Compensation Committee has discretion to provide otherwise.  We are assuming for purposes of the table below that the Compensation Committee would accelerate the vesting of any unvested restricted stock of the Company upon the retirement of the Named Executive Officer.  The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would accelerate multiplied by the $2.01 closing price of our common stock on December 31, 2013.

The performance share unit agreements provide that upon retirement (as defined in the agreement as retirement at or after the age of 55 with at least five years of service), the officer shall vest in a number of units determined by multiplying the number of units granted by a fraction, the numerator of which is the number of full months between the beginning of the performance period and the date of termination, and the denominator of which is 36.  Such units will then be paid out at the end of the performance period based on the level of achievement of the performance criteria for the entire performance period.  Although none of the Named Executive Officers currently meets the age and years of service requirements contained in the agreements, the Compensation Committee could exercise its discretion to accelerate the vesting of the performance share units for the Named Executive Officers in accordance with the terms of the agreements.
With respect to the performance share units granted in December 2010, they resulted in a zero payout upon completion of their performance period on December 31, 2013 due to the Company's performance relative to its peer companies.  With respect to the performance share units granted in December 2012 and December 2011, one-third and two-thirds, respectively, of the units granted would vest on retirement.  However, based on our actual stock performance for their respective performance periods through December 31, 2013, no payout under either award is projected to be earned.  Since the performance periods for the units awarded in December 2012 and 2011 have not yet ended, the actual amounts that may be paid under these units upon a termination or upon retirement may be different.
Death and Disability.  The Named Executive Officers are not entitled to any payments or benefits upon death, other than any proceeds under our life insurance benefits provided to all of our employees, for which the employees pay the premiums.   Likewise, upon disability the Named Executive Officers are only entitled to such benefits as they may receive under our long term disability policy available to all employees.   Since these benefits are paid for by the executive and are no more favorable for the Named Executive Officers than for any other Company employee, no amounts are shown in the table below for these benefits.
Upon death or disability, unvested shares of restricted stock would be forfeited, unless accelerated in the discretion of the Compensation Committee.  We are assuming for purposes of the table below that the Compensation Committee would accelerate the vesting of any unvested restricted stock of the Company upon a termination due to death or disability on December 31, 2013.  The performance share units would vest upon a termination due to death or disability under the same formula as described above for a termination due to retirement.  Therefore, the performance share units granted in December 2010 resulted in a zero payout as of December 31, 2013.  The table below assumes that two-thirds of the units granted in December 2011 and one-third of the units granted in December 2012 would vest.  However, based on the analysis of our stock performance through December 31, 2013 described above, we have assumed that no payout would be made under these units upon a termination due to death or disability on December 31, 2013.
Voluntary Termination and Termination for Cause.  A Named Executive Officer is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment or upon termination for Cause.  All unvested shares of restricted stock and  performance share units would be forfeited.
Effect of Change of Control Without a Termination of Employment.  Pursuant to the terms of the agreements governing the awards of restricted stock to the Named Executive Officers, upon the occurrence of a change of control, the restrictions on all shares of restricted stock will immediately lapse.  With respect to the performance share units, the amounts paid with respect to the units will be based on the Company's actual performance over an adjusted performance period ending on the effective date of the change of control.
The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would accelerate multiplied by the $2.01 closing price of Cal Dive's common stock on December 31, 2013.  With respect to the performance share units granted in December 2011 and December 2012, we have assumed there would be no payout of those units based on our actual stock performance for the performance period through December 31, 2013.  No other benefits are payable to our Named Executive Officers upon a change of control without a termination of employment.

Involuntary Termination Without Cause or Termination by Executive with Good Reason.  The Severance and Change of Control Agreements described above specify the benefits payable upon these terminations both before and after a change of control.  In calculating the severance benefits payable, the target bonus for 2013, rather than the actual amount paid is used.  The value of the accelerated restricted stock is calculated by multiplying the unvested shares that are to be accelerated by the $2.01 closing price of our common stock on December 31, 2013.  In the case of a termination prior to a change of control, the performance share unit award agreements provide that a payout will occur only if (i) the performance period for the units held is scheduled to end within 12 months of the termination of employment, and (ii) the performance measures are met such that a payout is due.  In such case, the officer would receive a payout for these units following the end of the performance period based on the Company's actual performance.  Since the table below assumes a termination date of December 31, 2013, only the units granted in December 2011 would be eligible to be paid out under these circumstances; however, as described above, based on our actual stock performance through December 31, 2013, we have assumed that no payout under these units would be earned.
ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
	Q. Hébert	J. Abadie	B. Smith	L. Buchanan
Normal and Early Retirement, Death or Disability
Accelerated Cal Dive restricted stock	$561,461	$255,941	$255,941	$255,941
Total	$561,461	$255,941	$255,941	$255,941

Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A

Change in Control
Accelerated Cal Dive restricted stock	$561,461	$255,941	$255,941	$255,941
Total	$561,461	$255,941	$255,941	$255,941

Involuntary Termination without Cause or Termination by Executive with Good Reason prior to Change in Control
Cash severance payment	$1,104,000	$615,000	$615,000	$615,000
Accelerated Cal Dive restricted stock	360,461	155,441	155,441	155,441
Continued health, disability and life insurance benefits	17,868	17,864	6,939	1,358
Total	$1,482,329	$788,305	$777,380	$771,799

Involuntary Termination without Cause or Termination by Executive with Good Reason following Change in Control
Cash severance payment	$3,300,960	$1,230,000	$1,230,000	$1,230,000
Accelerated Cal Dive restricted stock	561,461	255,941	255,941	255,941
Continued health, disability and life insurance benefits	35,736	35,728	13,878	2,716
Total	$3,898,157	$1,521,669	$1,499,819	$1,488,657

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the SEC.  This vote does not address any specific item of compensation but rather the overall compensation of our Named Executive Officers and our compensation philosophy and practices as disclosed under the "Executive Compensation" section of this Proxy Statement.  This disclosure includes the CD&A and the compensation tables and accompanying narrative disclosures.  Stockholders are asked to vote on the following resolution:

RESOLVED, that the stockholders of Cal Dive International, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in the Proxy Statement for the Company's 2014 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the CD&A, compensation tables and narrative disclosures.

We understand that executive compensation is an important matter for our stockholders.  Our core executive compensation philosophy and practice continue to be based on pay-for-performance and strongly aligns executive compensation with the long-term interests of our stockholders.  In considering how to vote on this proposal, we encourage you to review all the relevant information in this Proxy Statement – our CD&A (including its Executive Summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.
This advisory vote, commonly referred to as a "say-on-pay" vote, is not binding; however, our Board and the Compensation Committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.  Following the recommendation of our stockholders at our 2011 Annual Meeting, we will hold a "say-on-pay" vote at each annual meeting until the next required vote of our stockholders regarding the frequency of the "say-on-pay" vote.  We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under "Stockholder Communications with the Board."
Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  See "General Information about the Annual Meeting and Voting."

Our Board unanimously recommends that you vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement by voting FOR this proposal.

CERTAIN TRANSACTIONS

The Board has adopted policies and procedures with respect to related party transactions, which provide that any transaction, arrangement or relationship in which the Company is or will be a participant and in which a director, executive officer or other related person has or will have a direct or indirect interest, with limited exceptions, must be reviewed and approved, or ratified, by the Audit Committee.  Any such related party transactions will only be approved or ratified if the Audit Committee determines that such transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.  The Audit Committee will also, on an annual basis, review and assess ongoing relationships with each related person to ensure that they continue to be in compliance with such policy.  A copy of this policy is posted on our website at www.caldive.com under Corporate Governance.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock.  Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of these reports furnished to us, all reports required to be filed pursuant to Section 16(a) of the Exchange Act for the fiscal year ended December 31, 2013 were filed on a timely basis.
EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2013:
Number of Securities
	to be Issued upon	Weighted-Average	Number of Securities
	Exercise of Outstanding	Exercise Price of	Remaining Available
	Options, Warrants	Outstanding Options,	for Future Issuance under
Plan Category	and Rights	Warrants and Rights	Compensation Plans
Equity compensation plans approved by security holders:
Amended and Restated 2006 Long Term Incentive Plan (1)	—(2)	—	—
2013 Stock Incentive Plan (3)	—	—	4,622,487(4)
Employee Stock Purchase Plan (5)	—	—	72,244(5)
Total equity compensation plans approved by security holders	—	—	4,694,731
Equity compensation plans not approved by security holders:	—	—	—
Total, all equity compensation plans	—	—	4,694,731
_______________________
(1)	The 2006 Plan, which was approved by our stockholders at our 2007 Annual Meeting, provided that we may grant up to 9,000,000 shares of our common stock in the form of options, restricted stock or restricted stock units subject to the terms and conditions of the 2006 Plan. Following approval by our stockholders of the 2013 Plan at our 2013 Annual Meeting, no additional awards have been or will be made from the 2006 Plan.

(2)	Does not include 1,822,076 performance share units issued under the 2006 Plan but which will only pay out in cash.

(3)	The 2013 Stock Incentive Plan, which was approved by our stockholders, at our 2013 Annual Meeting, provides that we may grant up to 4,800,000 shares of our common stock in the form of stock options, restricted stock or restricted stock units, stock appreciation rights and other stock-based awards subject to the terms and conditions of the 2013 Plan.

(4)	All of the shares reported are available for grants as options, restricted stock or restricted stock units, stock appreciation rights or other stock-based awards. Between December 31, 2013 and the record date, March 14, 2014, no new options, restricted stock units or stock appreciation rights were issued; however, 1,435,000 shares of restricted stock were awarded pursuant to the 2013 Plan and 15,000 shares of restricted stock were forfeited upon terminations of employment, resulting in 3,202,487 shares remaining available for issuance under the 2013 Plan as of March 14, 2014. In addition, 865,000 performance share units were issued under the 2013 Plan in January 2014; however; these have not been included as they will only pay out in cash.

(5)	The Employee Stock Purchase Plan was suspended indefinitely in January 2010.

REPORT OF THE AUDIT COMMITTEE
Management has the primary responsibilities for the financial statements and the accounting and financial reporting processes, including the Company's system of disclosure controls and procedures and internal control over financial reporting. The Audit Committee oversees the Company's accounting and financial reporting processes and the audit of our financial statements on behalf of the Board.
In this context, the Audit Committee has met and held discussions with management and the Company's internal auditors and Ernst & Young LLP, the Company's independent registered public accounting firm.  Management represented to the Audit Committee that the Company's audited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented in the financial statements.  The Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young LLP.  The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.
In addition, the Audit Committee has discussed with Ernst & Young LLP such firm's independence from the Company and management, including the matters in the written disclosures received from such firm to the Audit Committee regarding the auditors' independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.  Ernst & Young LLP has represented to the Company that they are independent under applicable rules of the Securities and Exchange Commission.
The Audit Committee has discussed with the internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits.  The Audit Committee has met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls over financial reporting and the overall quality of the Company's financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the consolidated audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
John T. Mills, Chairman
Todd A. Dittmann
David E. Preng

PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
 FOR YEAR ENDING DECEMBER 31, 2014

Ernst & Young LLP has served as our independent registered public accounting firm providing auditing and financial services since their engagement in fiscal 2006.  Our Board has ratified the decision of the Audit Committee to appoint Ernst & Young LLP to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2014.  Although we are not required to seek stockholder approval of this appointment, we have decided to do so.  No determination has been made as to what action the Audit Committee and the Board would take if our stockholders fail to ratify the appointment.  Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company.  We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  They will also be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fee Information

Fees for all professional services provided by our independent registered public accounting firm for the last two fiscal years are detailed below:
	2013	2012
Audit Fees(1)	$1,538,774	$1,761,763
Total	$1,538,774	$1,761,763
________________________
(1)
Audit fees consist of professional services rendered for the audit of the Company's annual consolidated financial statements, which were the only services that Ernst & Young LLP provided to our Company during fiscal years 2012 and 2013.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving certain audit and permissible non-audit services provided by the independent registered public accounting firm.  These procedures include reviewing a budget for audit and permissible non-audit services.  The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted.  Audit Committee approval is required to exceed the budget amount for a particular category of audit or permissible non-audit services and to engage the independent registered public accounting firm for any audit or permissible non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence.  The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee.  The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.  None of the fees paid for services in 2013 were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.
Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal.
Our Board recommends that stockholders vote "FOR" this proposal.

OTHER INFORMATION

Proposals and Director Nominations for 2015 Stockholders' Meeting

Under Rule 14a-8 under the Exchange Act, in order for a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2015 Annual Meeting, it must be in writing and received by the Corporate Secretary at our offices no later than December 3, 2014.  The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
In addition, our By-laws permit stockholders to propose business to be considered and nominate directors for election at an annual stockholder meeting.  To propose business or nominate a director, the stockholder must deliver a notice to the Corporate Secretary.  In the case of a nomination of a director, the notice must set forth the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with the nominee's written consent to serve as a director if elected.  In the case of any other business that the stockholder proposes to bring before the meeting, the notice must include a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business by the stockholder proposing it.  The stockholder providing such nomination or proposing business to be considered at the meeting must provide his or her name and address and class and number of voting securities held by such stockholder.  Such stockholder must be a stockholder of record on the record date for the meeting and on the day the notice of the meeting is given.  In addition, the stockholder must give timely notice of such nomination or other business to our Corporate Secretary no earlier than January 13, 2015 nor later than February 12, 2015.  A copy of the By-laws is available from the Corporate Secretary.
All submissions to, or requests from, the Corporate Secretary should be made to our principal offices at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.
Other

The Board knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.
By Order of the Board of Directors

Lisa M. Buchanan
Corporate Secretary
Cal Dive International, Inc.

DIRECTIONS TO 2014 ANNUAL MEETING
2500 CITYWEST BOULEVARD
HOUSTON, TEXAS 77042
(CORNER OF WESTHEIMER AND CITYWEST)

The Meeting will be held in the large conference room
 in the basement of the building.

BUSH–
INTERCONTINENTAL
AIRPORT
J.F.K. Blvd.
Beltway 8
I–45
Hardy Tollroad
US 59
US 290
Loop 610
I–10
US 90
I–45
I–10
Memorial
Woodway
Briarforest
Westheimer
DOWNTOWN
HOUSTON
US 59
Cal Dive International
2500 CityWest Blvd.
TX 225
Beltway 8
Loop 610
Broadway
I–45
S. MAIN
TX 288
Airport
HOBBY
AIRPORT
TX 35
Beltway 8

From Bush Intercontinental Airport to Cal Dive
From the airport traffic circle at the entrance, turn right (south)
onto JFK Blvd toward Beltway 8.
Turn right (west) onto Beltway 8 (expect to pay tolls).
Stay on Beltway 8 W (it becomes Sam Houston Tollway W).
Take the Westheimer Rd exit and turn right on Westheimer.
Turn right at the second street, which is CityWest Blvd.
Turn left into the plaza around the fountain in front of building and drive into the visitor parking garage.

From Hobby Airport to Cal Dive
From the airport traffic circle at the entrance, turn left (west)
onto Airport Blvd toward Telephone Rd (Hwy 35).
Turn left (south) onto Telephone Rd (Hwy 35)
Turn right (west) onto Sam Houston Tollway/Beltway 8.
Take the Westheimer Rd exit and turn left on Westheimer.
Turn right at the second street, which is CityWest Blvd.
Turn left into the plaza around the fountain in front of building and drive into the visitor parking garage.

From Downtown Houston to Cal Dive
Take I-10 West toward San Antonio.
Take the Sam Houston Tollway South Exit (Exit 756B)
and continue on Sam Houston Tollway S.
Take the Westheimer Rd exit and turn right on Westheimer.
Turn right at the second street, which is CityWest Blvd.
Turn left into the plaza around the fountain in front of building and drive into the visitor parking garage.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET/MOBILE – www.proxypush.com/dvr
Use the Internet to vote your proxy until 11:59 p.m. (Central Daylight Time) on May 12, 2014.

(	PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Central Daylight Time) on May 12, 2014.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board Recommends a Vote FOR Proposals 1, 2 and 3.

1.	To elect one "Class II" director of the Company with a term expiring in 2017:

01	John T. Mills	☐	FOR the "Class II" nominee	☐	WITHHOLD AUTHORITY from the nominee

2.	To approve, on an advisory basis, the compensation of our Named Executive Officers.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CAL DIVE INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 13, 2014
9:00 a.m. CDT

2500 CityWest Boulevard
Houston, TX  77042

Cal Dive International, Inc. 2500 CityWest Boulevard Houston, TX 77042	proxy

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 13, 2014.

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 2, 2014, hereby appoints Brent D. Smith and Lisa Manget Buchanan as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of common stock of Cal Dive International, Inc. held of record by the undersigned on March 14, 2014 at the 2014 Annual Meeting of Stockholders to be held on May 13, 2014 at 9:00 a.m. at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, and any adjournments thereof.

See reverse for voting instructions